                                                                EXHIBIT 2.5

                      AGREEMENT AND PLAN OF REORGANIZATION

                   dated as of the ____ day of February, 1998

                                  by and among

                           UNITED ROAD SERVICES, INC.

                             CARON AUTO WORKS, INC.

                                       and

                          the STOCKHOLDERS named herein

                                TABLE OF CONTENTS

                                                                        Page

1.   THE MERGER                                                          1
     1.1  Delivery and Filing of Articles of Merger                      1
     1.2  Effective Time of the Merger                                   2
     1.3  Certificate of Incorporation, Bylaws and Board of
          Directors of Surviving Corporation                             2
     1.4  Certain Information With Respect to the Capital Stock
          of the COMPANY and URSI                                        2
     1.5  Effect of Merger                                               3

2.   CONVERSION OF STOCK                                                 3
     2.1  Manner of Conversion                                           3
     2.2  Calculation of URSI Shares                                     4

3.   DELIVERY OF SHARES                                                  4

4.   PRE-CLOSING                                                         5
     4.1  Pre-Closing                                                    5
     4.2  Closing                                                        5

5.   REPRESENTATIONS AND WARRANTIES OF COMPANY AND
     STOCKHOLDERS                                                        6
     (A)  Representations and Warranties of COMPANY and
          STOCKHOLDERS                                                   6
     5.1  Due Organization                                               7
     5.2  Authorization                                                  7
     5.3  Capital Stock of the COMPANY                                   7
     5.4  Transactions in Capital Stock                                  8
     5.5  No Bonus Shares                                                8
     5.6  Subsidiaries                                                   8
     5.7  Predecessor Status; etc                                        8
     5.8  Spin-off by the COMPANY                                        8
     5.9  Financial Statements                                           9
     5.10 Liabilities and Obligations                                    9
     5.11 Accounts and Notes Receivable                                 10
     5.12 Permits and Intangibles                                       11
     5.13 Environmental Matters                                         11
     5.14 Real and Personal Property                                    12
     5.15 Significant Customers; Material Contracts and
          Commitments                                                   13
     5.16 Intentionally Omitted                                         14

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                                                                       Page
                                                                       ----

     5.17 Insurance                                                     14
     5.18 Compensation; Employment Agreements                           14
     5.19 Employee Plans                                                14
     5.20 Compliance with ERISA                                         16
     5.21 Conformity with Law                                           19
     5.22 Taxes                                                         19
     5.23 No Violations                                                 23
     5.24 Government Contracts                                          23
     5.25 Absence of Changes                                            23
     5.26 Deposit Accounts; Powers of Attorney                          25
     5.27 Validity of Obligations                                       25
     5.28 Relations with Governments                                    25
     5.29 Disclosure                                                    25
     (B)  Representations and Warranties of STOCKHOLDERS                26
     5.30 Authority; Ownership                                          26
     5.31 Preemptive Rights                                             26
     5.32 No Intention to Dispose of URSI Stock                         26

6.   REPRESENTATIONS OF URSI                                            26
     6.1  Due Organization                                              27
     6.2  URSI Stock                                                    27
     6.3  Validity of Obligations                                       27
     6.4  Authorization                                                 28
     6.5  No Conflicts                                                  28
     6.6  Capitalization of URSI and Ownership of URSI STOCK            28
     6.7  No Side Agreements                                            29
     6.8  Subsidiaries                                                  29
     6.9  Business; Real Property; Material Agreements;
          Financial Information                                         29
     6.10 Conformity with Law                                           30
     6.11 No Violations                                                 30
     6.12 Taxes                                                         31

7.   COVENANTS PRIOR TO CLOSING                                         32
     7.1  Access and Cooperation; Due Diligence                         32
     7.2  Conduct of Business Pending Closing                           32
     7.3  Prohibited Activities                                         33
     7.4  No Shop                                                       35
     7.5  Notice to Bargaining Agents                                   35
     7.6  Termination of Plans                                          35
     7.7  URSI Prohibited Activities                                    35
     7.8  Notification of Certain Matters                               36

                                                                       Page
                                                                       ----

     7.9  Amendment of Schedules                                        36
     7.10 Cooperation in Preparation of Registration Statement          37
     7.11 Examination of Final Financial Statements                     38

8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF
     STOCKHOLDERS AND COMPANY                                           38
     8.1  Representations and Warranties; Performance
          of Obligations                                                38
     8.2  Satisfaction                                                  38
     8.3  No Litigation                                                 39
     8.4  Stockholders' Release                                         39
     8.5  Opinion of Counsel                                            39
     8.6  Director Indemnification                                      40
     8.7  Registration Statement                                        40
     8.8  Consents and Approvals                                        40
     8.9  Good Standing Certificates                                    40
     8.10 No Waivers                                                    40
     8.11 No Material Adverse Change                                    40
     8.12 Transfer Restrictions                                         41
     8.13 Employment Agreements, Consulting Agreements,
          Leases and Cosale Agreement                                   41
     8.14 Tax Opinion                                                   41
     8.15 CABI Closing                                                  41

9.   CONDITIONS PRECEDENT TO OBLIGATIONS OF URSI                        41
     9.1 Representations and Warranties; Performance
          of Obligations                                                41
     9.2  No Litigation                                                 41
     9.3  Examination of Final Financial Statements                     42
     9.4  No Material Adverse Effect                                    42
     9.5  STOCKHOLDERS' Release                                         42
     9.6  Satisfaction                                                  42
     9.7  Termination of Related Party Agreements                       42
     9.8  Opinion of Counsel                                            42
     9.9  Consents and Approvals                                        43
     9.10 Good Standing Certificates                                    43
     9.11 Registration Statement                                        43
     9.12 Employment Agreements, Consulting Agreements
          and Leases                                                    43
     9.13 Repayment of Indebtedness                                     43
     9.14 FIRPTA Certificate                                            44
     9.15 Insurance                                                     44

                                                                       Page
                                                                       ----

     9.16 Releases                                                      44

10.  POST-CLOSING COVENANTS                                             44
     10.1 Preservation of Tax and Accounting Treatment                  44
     10.2 Disclosure                                                    45
     10.3 Cooperation in Tax Return Preparation                         45
     10.4 Tax Return Preparation and Filing                             45
     10.5 Reorganization Status Information Reporting                   46
     10.6 Special Definitions Related to Tax Matters                    46
     10.7 Directors                                                     47
     10.8 Release from Guarantees                                       47
     10.9 Preservation of Plans                                         48

11.  INDEMNIFICATION                                                    48
     11.1 General Indemnification by the STOCKHOLDERS                   48
     11.2 Indemnification by URSI                                       49
     11.3 Third Person Claims                                           49
     11.4 Exclusive Remedy                                              51
     11.5 Limitations on Indemnification                                51
     11.6 Special Tax Indemnity Provisions                              53
     11.7 Special Contest Rights Related to Tax Matters                 55
     11.8 Special Notification Requirements Regarding
          Tax Disputes                                                  56
     11.9 Refunds                                                       56
     11.10 Optional Payment With Shares                                 56

12.  TERMINATION OF AGREEMENT                                           56
     12.1 Termination                                                   56
     12.2 Liabilities in Event of Termination                           57
     12.3 Use of Financial Statements                                   57

13.  NONCOMPETITION                                                     58
     13.1 Prohibited Activities                                         58
     13.2 Damages                                                       59
     13.3 Reasonable Restraint                                          59
     13.4 Severability; Reformation                                     59
     13.5 Independent Covenant                                          59
     13.6 Materiality                                                   60

14.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION                          60
     14.1 STOCKHOLDERS                                                  60
     14.2 URSI                                                          61

                                                                       Page
                                                                       ----

     14.3 Damages                                                       61
     14.4 Survival                                                      62

15.  TRANSFER RESTRICTIONS                                              62
     15.1 Transfer Restrictions                                         62
     15.2 Permitted Transferees                                         62

16.  FEDERAL SECURITIES ACT REPRESENTATIONS                             63
     16.1 Compliance with Law                                           63
     16.2 Accredited Investors; Economic Risk; Sophistication           63

17.  REGISTRATION RIGHTS                                                64
     17.1 Piggyback Registration Rights                                 64
     17.2 Demand Registration Rights                                    65
     17.3 Registration Procedures                                       66
     17.4 Underwriting Agreement                                        66
     17.5 URSI Stock                                                    67
     17.6 Availability of Rule 144                                      67
     17.7 Survival                                                      67

18.  GENERAL                                                            67
     18.1 Cooperation                                                   67
     18.2 Successors and Assigns                                        67
     18.3 Entire Agreement                                              67
     18.4 Counterparts                                                  68
     18.5 Brokers and Agents                                            68
     18.6 Expenses                                                      68
     18.7 Notices                                                       69
     18.8 Governing Law; Forum                                          70
     18.9 Survival of Representations and Warranties                    70
     18.10 Exercise of Rights and Remedies                              70
     18.11 Time                                                         71
     18.12 Reformation and Severability                                 71
     18.13 Remedies Cumulative                                          71
     18.14 Captions                                                     71

                              SCHEDULES and ANNEXES

Annex I              -  Consideration to Founding Companies
Annex II             -  Stockholders and Stock Ownership of the
                        COMPANY
Annex III            -  Stock Ownership of URSI
Annex IV             -  Certificate of Incorporation and Bylaws of URSI
Annex V              -  Form of Opinion of Howard, Rice, Nemerovski,
                        Canady, Falk & Rabkin, A Professional Corporation
Annex VI             -  Form of Opinion of COMPANY Counsel
Annex VII            -  Form of Director Indemnification Agreement
Annex VIII A         -  Form A Employment Agreement
Annex VIII B         -  Form B Employment Agreement
Annex IX             -  Form Consulting Agreement
Annex X              -  Leases
Annex XI             -  Cosale Agreement
Schedule 1.3(iv)     -  Officers of the COMPANY
Schedule 5.1         -  Qualifications to Do Business
Schedule 5.2         -  Required Shareholder Approvals
Schedule 5.3         -  Exceptions re Capital Stock of COMPANY
Schedule 5.4         -  Transactions in Capital Stock; Options & Warrants to
                        Acquire Capital Stock
Schedule 5.5         -  Stock Issued Pursuant to Awards, Grants and
                        Bonuses
Schedule 5.6         -  Subsidiaries; Capitalization of Subsidiaries
Schedule 5.7         -  Names of Predecessor Companies
Schedule 5.8         -  Sales or Spin-offs of Significant Assets
Schedule 5.9         -  Initial Financial Statements
Schedule 5.10        -  Significant Liabilities and Obligations
Schedule 5.11        -  Accounts and Notes Receivable
Schedule 5.12        -  Licenses, Franchises, Permits and Other
                        Governmental Authorizations
Schedule 5.13        -  Environmental Matters
Schedule 5.14        -  Real Property, Leases and Significant Personal
                        Property
Schedule 5.15        -  Significant Customers and Material Contracts
Schedule 5.17        -  Insurance Policies and Claims
Schedule 5.18        -  Officers, Directors and Key Employees, Employment
                        Agreements; Compensation
Schedule 5.19        -  Employee Benefit Plans
Schedule 5.21        -  Violations of Law, Regulations or Orders
Schedule 5.22        -  Tax Returns and Examinations

Schedule 5.22(v)     -  Federal, State, Local and Foreign Income Tax
                        Returns Filed
Schedule 5.23        -  Violations of Charter Documents and Material
                        Defaults
Schedule 5.24        -  Governmental Contracts Subject to Price
                        Redetermination or Renegotiation
Schedule 5.25        -  Changes Since Balance Sheet Date
Schedule 5.26        -  Bank Accounts; Powers of Attorney
Schedule 5.30        -  Encumbrances on the COMPANY Stock
Schedule 6.9(a)      -  URSI Agreements
Schedule 6.9(b)      -  URSI's Financial Statements for the Year Ended
                        December 31, 1997
Schedule 6.11        -  No Violations
Schedule 7.2         -  Exceptions to Conducting Business in the Ordinary
                        Course Between Balance Sheet Date and Closing
                        Date
Schedule 7.3         -  Prohibited Activities
Schedule 7.6         -  Plans To Be Terminated By Pricing Date
Schedule 7.7         -  Exceptions to Restrictions on URSI
Schedule 9.7         -  Termination of Related Party Agreements
Schedule 9.12(a)     -  Employment Agreements
Schedule 9.12(b)     -  Consulting Agreements
Schedule 9.12(c)     -  Leases
Schedule 10.9        -  Plans to be Preserved
Schedule 13.1        -  Prohibited Activities
Schedule 16.2        -  Non-Accredited Investors
Schedule 18.5        -  Brokers and Agents

                              TABLE OF DEFINITIONS

Defined Term                        Section
------------                        -------

accredited investor                  16.2
Acquired Parties                      5.22(i)
Affiliate                            10.6(a)
Affiliates                            5.8
Agreement                           Preamble
Agreement and Plan of
  Reorganization                    Whereas
Articles of Merger                    1.1
Balance Sheet Date                    5.9
CABI                                  5.1
CABI Agreement                        5.11
Charter Documents                     5.1
Closing Date                          4
Code                                Whereas
Company                             Preamble
COMPANY Financial Statements          5.9
COMPANY Stock                         1.4(i)
COMPANY's Subsidiaries                5.1
Constituent Corporations            Whereas
Consulting Agreement                  9.12
controlled group                      5.20
Defined Benefit Plan                  5.19(iv)
Delaware GCL                          1.5
Demand Registration                  17.2
Effective Time of the Merger          1.2
Employment Agreements                 9.12
Environmental Laws                    5.13
ERISA                                 5.19
Expiration Date                       5(A)
Fair Market Value                   Annex I, C.10
Founding Companies                  Whereas
group health plans                    5.20(v)
Howard Rice                           4.1
Indemnification Threshold            11.5(i)
Indemnified Party                    11.3
Indemnifying Party                   11.3
Interim Period                       10.6(b)
IPO                                   4
Leases                                9.12
Material Adverse Effect               5.1

Material Contracts                    5.15
Material Documents                    5.23
Merger                              Whereas
multi-employer pension plan           5.20
1933 Act                              5(A)
1934 Act                              5(A)
Offered Value                         8.7
Other Agreements                    Whereas
Other Companies                     Whereas
PBGC                                  5.19(x)
Plans                                 5.19
Post-Closing Period                  10.6(d)
Pre-Closing                           4
Pre-Closing Period                   10.6(c)
Pricing Date                          4
Qualified Plans                       5.19(iii)
Registration Statement                1.4(ii)
Relevant Group                        5.22(i)
reportable events                     5.20(iii)
SEC                                   8.2
Stockholders                        Preamble
Surviving Corporation                 1.2
URSI Charter Documents                6.11
URSI Material Adverse Effect          6.1
URSI Material Documents               6.11
URSI Stock                            1.4(ii)
URSI's Subsidiaries                   6.8
Tax                                  10.6(e)
Tax Data                             10.3
Tax Documentation                    10.3
Tax Returns                          10.6(f)
Taxing Authority                     10.6(g)
Territory                            13.1(i)
Third Person                         11.3
Transfer Taxes                       18.6
Underwriters                          5.29
Underwriting Agreement                8.7
URSI                                Preamble

                      AGREEMENT AND PLAN OF REORGANIZATION

            THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of the ____ day of February, 1998, by and among UNITED ROAD SERVICES, INC., a Delaware corporation ("URSI"), CARON AUTO WORKS, INC., a Connecticut corporation (the "COMPANY"), and the stockholders listed on Annex II (the "STOCKHOLDERS"). The STOCKHOLDERS are all the stockholders of the COMPANY.

            WHEREAS, the respective Boards of Directors of URSI and the COMPANY (which together are hereinafter collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that the COMPANY merge with and into URSI pursuant to this Agreement and the applicable provisions of the laws of the State of Delaware, such transaction sometimes being herein called the "Merger";

            WHEREAS, URSI is entering into other separate agreements (the "Other Agreements") substantially similar to this Agreement, each of which is entitled "Agreement and Plan of Reorganization," with each of Absolute Towing and Transporting, Inc., ASC Transportation Services, Caron Auto Brokers, Inc., Falcon Towing and Auto Delivery, Inc., Keystone Towing, Inc., Northland Auto Transporters, Inc., Northland Fleet Leasing Company, Silver State Tow & Recovery, Inc. and Smith-Christensen Enterprises, Inc. (the "Other Companies") in order to acquire additional vehicle towing and transport companies (the Other Companies, together with the COMPANY, are collectively referred to herein as the "Founding Companies");

            WHEREAS, the Boards of Directors of URSI and the COMPANY have approved and adopted this Agreement as a reorganization described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code");

            NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1. THE MERGER.

      1.1 Delivery and Filing of Articles of Merger. The Constituent Corporations will cause Articles of Merger with respect to the Merger (the "Articles of Merger") to be signed, verified and delivered to the Secretary of State of the State of Delaware and, if required, the Articles of Merger or a similar document to be signed, verified and filed with the relevant authorities in the jurisdiction in which the COMPANY is organized, on or before the Closing Date (as defined in Section 4).

      1.2 Effective Time of the Merger. The "Effective Time of the Merger" shall be the Closing Date as defined in Section 4. At the Effective Time of the Merger, the COMPANY shall be merged with and into URSI in accordance with the Articles of Merger, and the separate existence of the COMPANY shall cease. URSI shall be the surviving party in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation." The Merger will be effected in a single transaction.

      1.3 Certificate of Incorporation, Bylaws and Board of Directors of Surviving Corporation. At the Effective Time of the Merger:

            (i) the Certificate of Incorporation of URSI then in effect shall become the Certificate of Incorporation of the Surviving Corporation; and subsequent to the Effective Time of the Merger, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until changed as provided by law;

            (ii) the Bylaws of URSI then in effect shall become the Bylaws of the Surviving Corporation; and subsequent to the Effective Time of the Merger, such Bylaws shall be the Bylaws of the Surviving Corporation until they shall thereafter be duly amended;

            (iii) the Board of Directors of the Surviving Corporation shall consist of those persons who constituted the Board of Directors of URSI immediately prior to the Merger, who shall hold office subject to the provisions of the laws of the State of Delaware and of the Certificate of Incorporation and Bylaws of the Surviving Corporation.

            (iv) the officers of the Surviving Corporation shall be the persons who were officers of URSI immediately prior to the Merger, subject to the provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation and the Employment Agreements (as defined in Section 9.12) until such officers' successors are duly elected and qualified.

      1.4 Certain Information With Respect to the Capital Stock of the COMPANY and URSI. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of the COMPANY and URSI as of the date of this Agreement are as follows:

            (i) as of the date of this Agreement, the authorized capital stock of the COMPANY consists of 5,000 shares of no par value common stock, ("COMPANY Stock"), of which 100 shares are issued and outstanding; and

            (ii) immediately prior to the Closing Date, the authorized capital stock of URSI will consist of 35,000,000 shares of common stock, $.001 par value ("URSI Stock"), of which the number of issued and outstanding shares will be set forth in the Registration Statement referred to in Section 8.7 (the "Registration Statement"), and 5,000,000 shares of preferred stock, $.001 par value, of which no shares will be issued and outstanding.

      1.5 Effect of Merger. At the Effective Time of the Merger, the effect of the Merger shall be as provided in the applicable provisions of the General Corporation Law of the State of Delaware (the "Delaware GCL"). Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of the COMPANY shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of the COMPANY shall be merged with and into URSI, and URSI, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time of the Merger, the separate existence of the COMPANY shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises of a public, as well as of a private, nature, and all property, all debts due on whatever account, including subscriptions to shares, all taxes, including those due and owing and those accrued, all other chooses in action, and all and every other interest of or belonging to or due to the COMPANY and URSI shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the COMPANY and URSI. Except as otherwise provided herein, the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the COMPANY and URSI and any claim existing, or action or proceeding pending, by or against the COMPANY or URSI may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in their place. Neither the rights of creditors nor any liens upon the property of the COMPANY or URSI shall be impaired by the Merger, and all debts, liabilities and duties of the COMPANY and URSI shall attach to the Surviving Corporation, and may be enforced against such Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by such Surviving Corporation.

2. CONVERSION OF STOCK.

      2.1 Manner of Conversion. The manner of converting the shares of COMPANY Stock into URSI Stock shall be as follows:

            As of the Effective Time of the Merger:

            (i) all of the shares of COMPANY Stock issued and outstanding immediately prior to the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be deemed to represent (1) that number of shares of URSI Stock determined pursuant to Section 2.2 below and (2) the right to receive the amount of cash determined pursuant to Section 2.2 below, such shares and cash to be distributed to STOCKHOLDERS as provided in Part I of Annex I hereto;

            (ii) all shares of COMPANY Stock that are held by COMPANY as treasury stock or owned by any COMPANY Subsidiary shall be cancelled and retired and no shares of URSI Stock or other consideration shall be delivered or paid in exchange therefor.

            At the Effective Time of the Merger, URSI shall have no class of capital stock issued and outstanding which, as a class, shall have any rights or preferences senior to the shares of URSI Stock received by the STOCKHOLDERS, including, without limitation, any rights or preferences as to dividends or as to the assets of URSI upon liquidation or dissolution or as to voting rights.

      2.2 Calculation of URSI Shares. All COMPANY Stock shall be converted, as a result of the Merger, into the number of shares of URSI Stock and the amount of cash determined as set forth in Part I to Annex I attached hereto. The URSI Stock and the amount of cash to be received, respectively, by the stockholders of each of the Other Companies will be determined as set forth in Part II to Annex I, provided that the stockholders of certain Other Companies may receive URSI Stock or cash or both that is contingent upon future revenues, and Part II to Annex I does not describe such contingent URSI Stock.

3. DELIVERY OF SHARES OF URSI STOCK.

      3.1 At or after the Effective Time of the Merger:

            (i) the STOCKHOLDERS, as the holders of all outstanding certificates representing shares of COMPANY Stock, shall, upon surrender of such certificates, be entitled to receive the number of shares of URSI Stock and the amount of cash calculated pursuant to Section 2.2 above; and

            (ii) until the certificates representing COMPANY Stock have been surrendered by the STOCKHOLDERS and replaced by the URSI Stock, the certificates for COMPANY Stock shall, for all corporate purposes, be deemed to evidence the ownership of the number of shares of URSI Stock and cash which such STOCKHOLDER is entitled to receive as a result of the Merger, as set forth in Section 2.2, notwithstanding the number of shares of COMPANY Stock such certificates represent.

      3.2 The STOCKHOLDERS shall deliver to URSI at Pre-Closing (as defined below in Section 4) the certificates representing COMPANY Stock, duly endorsed in blank by the STOCKHOLDERS, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps, acquired at the STOCKHOLDERS' expense, affixed and cancelled. The STOCKHOLDERS agree promptly to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such COMPANY Stock or with respect to the stock powers accompanying any COMPANY Stock.

4. PRE-CLOSING AND CLOSING.

      4.1 Pre-Closing. On the date (the "Pricing Date") on which the public offering price of the shares of URSI Stock in the initial public offering of URSI Stock (the "IPO") described in the Registration Statement is determined, the parties shall take all actions necessary to effect (i) the Merger (including, if permitted by applicable state law, the filing with the appropriate state authorities of the Articles of Merger and any similar document to become effective on the Closing Date (as defined below)), (ii) the conversion of shares of COMPANY Stock into shares of URSI Stock and (iii) the delivery of shares of URSI Stock (hereinafter referred to as the "Pre-Closing"); provided, that the actual Merger, the conversion of shares of COMPANY Stock into shares of URSI Stock and the delivery of shares of URSI Stock shall not take place until the Closing Date as herein provided. The Pre-Closing shall take place at the offices of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation ("Howard Rice") at 3 Embarcadero Center, 7th Floor, San Francisco, CA 94111.

      4.2 Closing. On the date when the closing with respect to the IPO occurs ("the Closing Date"), the Articles of Merger shall be filed with the appropriate state authorities, or if already filed shall become effective, and all transactions contemplated by this Agreement, including the conversion of shares of COMPANY Stock into shares of URSI Stock, the delivery of shares of URSI Stock, and the delivery of a certified check or checks in an amount equal to the cash portion of the consideration which the STOCKHOLDERS shall be entitled to receive pursuant to the Merger, shall occur and be deemed to be completed. If so requested by any STOCKHOLDER at or prior to the Pre-Closing, URSI will use its best efforts to cause all cash to be paid to such STOCKHOLDER on the CLOSING DATE to be paid by the Underwriters (as defined in Section 5.29) by initiating a wire transfer payment pursuant to instructions included in STOCKHOLDER's request. After the Pre-Closing and until the Closing Date, no party may withdraw, terminate or rescind any delivery made at the Pre-Closing unless this Agreement is terminated as provided in Section 12. All documents delivered at the Pre-Closing shall be held by Howard Rice for final delivery on the Closing Date as directed by the parties and their counsel at the Pre-Closing, provided only that the Articles of Merger and any similar document may be filed to become effective on the Closing Date. Should the Agreement be terminated as provided in Section 12 prior to the Closing Date, the parties shall take all steps necessary to rescind any such filings, Howard Rice shall return all documents delivered at the Pre-Closing to the parties who delivered the same, all such deliveries at the Pre-Closing will be rescinded and a nullity, the Merger shall not become effective, the shares of COMPANY Stock will not be converted into URSI Stock, and shares of URSI Stock will not be delivered to STOCKHOLDERS. The documents delivered at Pre-Closing shall include documents required to rescind, prior to the Closing Date, any filing of the Articles of Merger and any similar document.

5. REPRESENTATIONS AND WARRANTIES OF COMPANY AND STOCKHOLDERS.

      (A) Representations and Warranties of COMPANY and STOCKHOLDERS. The COMPANY and each of the STOCKHOLDERS jointly and severally represent and warrant that all of the following representations and warranties in this Section 5(A) are true at the date of this Agreement and, subject to Section 7.9 hereof, shall be true at the time of Pre-Closing and the Closing Date, and that such representations and warranties shall survive the Closing Date for a period of four (4) years (the last day of such period being hereinafter called the "Expiration Date"), except that (i) the warranties and representations set forth in Section 5.13 hereof shall survive the Closing Date for a period of eight (8) years, the last day of which shall be deemed to be the Expiration Date for
Section 5.13, (ii) the warranties and representations set forth in Sections 5.19 and 5.20 hereof shall survive the Closing Date until such date as the limitations period has run for each act, inaction, fact, event or circumstance which constitutes a breach thereof, which date shall be deemed to be the Expiration Date for Sections 5.19 and 5.20, (iii) the warranties and representations set forth in Section 5.22 hereof shall survive the Closing Date until such date as the limitations period has run for all tax periods ended on or prior to the Closing Date, which date shall be deemed to be the Expiration Date for Section 5.22, and (iv) solely for purposes of Section 11.1(iii) hereof, all warranties and representations shall survive until such date as the limitations period has run under the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), and all other applicable Federal or state securities laws, which date shall be deemed to be the Expiration Date for purposes of Section 11.1(iii) hereof.

      5.1 Due Organization. Each of the COMPANY and the subsidiaries of the COMPANY (the "COMPANY's Subsidiaries") set forth on Schedule 5.6 is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except (i) as disclosed on Schedule 5.1 or (ii) where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), of the COMPANY and Caron Auto Brokers, Inc., a Connecticut corporation ("CABI") and the COMPANY's and CABI's Subsidiaries, taken as a whole (a "Material Adverse Effect"). Schedule 5.1 contains a list of all jurisdictions in which the COMPANY is authorized or qualified to do business. True, complete and correct copies of the Certificate of Incorporation and Bylaws, each as amended, of the COMPANY and each of the COMPANY's Subsidiaries (collectively, the "Charter Documents"), certified by the Secretary or Assistant Secretary of the COMPANY, are all attached hereto as Schedule 5.1. A true, complete and correct copy of each Certificate of Incorporation included in the Charter Documents, certified by the Secretary of State or other appropriate authority of the state of incorporation of the COMPANY or the applicable Subsidiary of the COMPANY, as applicable, shall be delivered to URSI at the Pre-Closing. Except as set forth on Schedule 5.1, the minute books of the COMPANY and each of the COMPANY's Subsidiaries, as heretofore made available to URSI, are correct and complete in all material respects.

      5.2 Authorization. (i) The representatives of the COMPANY executing this Agreement have the authority to enter into and bind the COMPANY to the terms of this Agreement and (ii) the COMPANY has the full legal right, power and authority to enter into this Agreement and the Merger.

      5.3 Capital Stock of the COMPANY. The authorized capital stock of the COMPANY is as set forth in Section 1.4(i). All of the issued and outstanding shares of the capital stock of the COMPANY are owned by the STOCKHOLDERS and in the amounts set forth in Annex II and further, except as set forth on Schedule 5.3, are owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. All of the issued and outstanding shares of the capital stock of the COMPANY have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the STOCKHOLDERS and further, such shares were offered, issued, sold and delivered by the COMPANY in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares were issued in violation of the preemptive rights of any past or present stockholder.

      5.4 Transactions in Capital Stock. Except as set forth on Schedule 5.4, neither the COMPANY nor any of the COMPANY's Subsidiaries has acquired any COMPANY Stock since January 1, 1993. No option, warrant, call, conversion right or commitment of any kind exists which obligates the COMPANY or any of the COMPANY's Subsidiaries to issue any of their respective authorized but unissued capital stock. Except as set forth on Schedule 5.4, the COMPANY has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Except as set forth on Schedule 5.4, there has been no transaction or action taken with respect to the equity ownership of the COMPANY, or any of the COMPANY's Subsidiaries, in contemplation of the transactions described in this Agreement.

      5.5 No Bonus Shares. Except as set forth in Schedule 5.5, since January 1, 1995 none of the shares of COMPANY Stock was issued for less than the fair market value thereof at the time of issuance or was issued in exchange for consideration other than cash.

      5.6 Subsidiaries. Schedule 5.6 attached hereto lists the name of each of the COMPANY's Subsidiaries and sets forth the number of shares and class of the authorized capital stock of each of the COMPANY's Subsidiaries and the number of shares of each of the COMPANY's Subsidiaries which are issued and outstanding, all of which shares (except as set forth on Schedule 5.6) are owned by the COMPANY, free and clear of all liens, security interests, pledges, voting trusts, equities, restrictions, encumbrances and claims of every kind. Except as set forth in Schedule 5.6, the COMPANY does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is the COMPANY, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

      5.7 Predecessor Status; etc. Set forth in Schedule 5.7 is a listing of all names of all predecessor companies for the past five years of the COMPANY, including the names of any entities from whom the COMPANY previously acquired material assets. Except as disclosed in Schedule 5.7, the COMPANY has not been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

      5.8 Spin-off by the COMPANY. Except as set forth on Schedule 5.8, there has not been any sale, spin-off or split-up of material assets of either the COMPANY or any of the COMPANY's Subsidiaries or any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the COMPANY

("Affiliates") other than in the ordinary course of business, within the preceding two years.

      5.9 Financial Statements. Attached hereto as Schedule 5.9 are copies of the following financial statements (the "COMPANY Financial Statements") of the
COMPANY: the combined Balance Sheet of the COMPANY and CABI as of September 30, 1997 and 1996 and the related combined Statements of Operations, Cash Flows and Retained Earnings for each of the years in the three-year period ended September 30, 1997 (September 30, 1997 being hereinafter referred to as the "Balance Sheet Date"). Such Financial Statements have been prepared in accordance with KPMG Peat Marwick LLP's interpretation of generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as noted). Except as set forth on Schedule 5.9, such Balance Sheets as of September 30, 1997 and 1996 present fairly the combined financial position of the COMPANY and CABI (and each of the COMPANY's Subsidiaries on a consolidated basis) as of the dates indicated thereon, and such Statements of Operations, Cash Flows and Retained Earnings present fairly the results of their combined respective operations for the periods indicated thereon.

      5.10 Liabilities and Obligations. The COMPANY has delivered to URSI an accurate list (Schedule 5.10) with respect to the COMPANY and its Subsidiaries of:

            (i) all liabilities which are reflected on the balance sheet of the COMPANY at the Balance Sheet Date;

            (ii) all liabilities of the COMPANY not reflected on the balance sheet of the Company at the Balance Sheet Date exceeding $10,000 which either
(x) should have properly been accrued on the balance sheet of the Company as of the Balance Sheet Date in accordance with generally accepted accounting principles consistently applied, or (y) are liabilities of the nature described in Section 5.13, Section 5.20 and/or Section 5.22 (excluding items subject to any knowledge qualifications contained in any of these sections);

            (iii) to the knowledge of the COMPANY, all liabilities not reflected on the balance sheet of the Company at the Balance Sheet Date exceeding $10,000 and existing as of the Balance Sheet Date which are not otherwise described in the immediately preceding subclause (ii);

            (iv) in the case of any supplement or amendment pursuant to Section 7.9, all liabilities which were incurred after the cutoff date for Schedule 5.10 or any supplement or amendment thereto and were incurred other than in the ordinary course of business or exceed $10,000 if (and only if) such liabilities would either be accrued on the balance sheet of the COMPANY in accordance with generally accepted accounting principles consistently applied if such balance sheet were being prepared immediately prior to Closing or if such liabilities represent liabilities of the nature described in Section 5.13,
Section 5.20 and/or Section 5.22 (excluding items subject to any knowledge qualifications contained in any of these sections); and

            (v) to the knowledge of the COMPANY, in the case of any supplement or amendment pursuant to Section 7.9, all liabilities which were incurred after the cutoff date for Schedule 5.10 or any supplement or amendment thereto, and were incurred other than in the ordinary course of business or exceed $100,000 and are not otherwise described in the immediately preceding subclause (iv).

Any reference to "all liabilities" in the preceding subclauses (i) through (v) inclusive shall mean, in each such instance, all liabilities of the COMPANY (or the COMPANY'S Subsidiaries) of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise. The COMPANY has also delivered to URSI on Schedule 5.10, in the case of those liabilities which are contingent, a reasonable estimate of the maximum amount which may be payable. For each such contingent liability, the COMPANY has provided to URSI the following information:

            (vi) a summary description of the liability together with the following:

                  (a)   copies of all relevant documentation relating thereto;

                  (b)   amounts claimed and any other action or relief sought;
                        and

                  (c) name of claimant and all other parties to the claim, suit or proceeding;

            (vii) the name of each court or agency before which such claim, suit or proceeding is pending; and

            (viii) the date such claim, suit or proceeding was instituted.

      5.11 Accounts and Notes Receivable. The COMPANY has delivered to URSI an accurate list (Schedule 5.11) of the accounts and notes receivable of the COMPANY (including the COMPANY's Subsidiaries), as of the Balance Sheet Date, including any such amounts which are not reflected in the balance sheet as of the Balance Sheet Date, and including receivables from and advances to employees and the STOCKHOLDERS. Except to the extent reflected on Schedule 5.11, such accounts and notes are collectible in the amount shown on Schedule 5.11, net of reserves reflected in the balance sheet as of the Balance Sheet Date.

      5.12 Permits and Intangibles. The COMPANY and each of the COMPANY's Subsidiaries holds all licenses, franchises, permits and other governmental authorizations including permits, titles (including motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights, the absence of any of which would have a Material Adverse Effect. The COMPANY has delivered to URSI an accurate list and summary description (Schedule 5.12) of all such licenses, franchises, permits and other governmental authorizations, provided that copyrights need not be listed unless registered. To the knowledge of the COMPANY, the licenses, franchises, permits and other governmental authorizations listed on Schedule 5.12 are valid, and neither the COMPANY nor any of the COMPANY's Subsidiaries has received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. The COMPANY (including the COMPANY's Subsidiaries) has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect. Except as specifically provided in Schedule 5.12, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or have a Material Adverse Effect upon the rights and benefits afforded to the COMPANY (including the COMPANY's Subsidiaries) by, any such licenses, franchises, permits or government authorizations.

      5.13 Environmental Matters. Except as set forth on Schedule 5.13, and except to the extent that noncompliance with any Environmental Law (as defined below), either singly or in the aggregate, does not have a Material Adverse Effect, (i) the COMPANY and the COMPANY's Subsidiaries have complied with and are in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to any of them or any of their respective properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to protection of the air, water or land or to the generation, storage, use, handling, transportation, treatment or disposal of Solid Wastes, Hazardous Wastes or Hazardous Substances (as such terms are defined in any applicable Environmental Law); (ii) the COMPANY and the COMPANY's Subsidiaries have obtained and complied with all necessary permits and other approvals necessary to treat, transport, store, dispose of or otherwise handle Solid Wastes, Hazardous Wastes or

Hazardous Substances and have reported, to the extent required by all Environmental Laws, all past and present sites owned and operated by the COMPANY or any of the COMPANY's Subsidiaries where Solid Wastes, Hazardous Wastes or Hazardous Substances have been treated, stored, used, disposed of or otherwise handled; (iii) there have been no releases (as defined in Environmental Laws) at, from, under, in or on any property owned or operated by the COMPANY or any of the COMPANY's Subsidiaries except as permitted by Environmental Laws; (iv) to the knowledge of the COMPANY there is no on-site or off-site location to which the COMPANY or any of the COMPANY's Subsidiaries has transported or disposed of Solid Wastes, Hazardous Wastes or Hazardous Substances or arranged for the transportation of Solid Wastes, Hazardous Wastes or Hazardous Substances, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the COMPANY, any of the COMPANY's Subsidiaries or URSI for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; and (v) to the knowledge of the COMPANY the COMPANY has no contingent liability in connection with any release of any Solid Waste, Hazardous Waste or Hazardous Substance into the environment. Schedule
5.13 lists all releases of Hazardous Wastes or Hazardous Substances by the COMPANY.

      5.14 Real and Personal Property. The COMPANY has delivered to URSI an accurate list (Schedule 5.14) of (x) all real and personal property included (or that will be included) on the balance sheet of the COMPANY, (y) all other real and personal property of the COMPANY (including the COMPANY's Subsidiaries) with a value in excess of $2,500 (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, and (z) all leases for real and personal property to which the COMPANY or any of its subsidiaries is a party involving real or personal property having a value in excess of $2,500, including in the case of
(z) true, complete and correct copies of all such leases and including in cases
(x), (y) and (z) an indication as to which real and personal property is currently owned, or was formerly owned, by STOCKHOLDERS or business or personal affiliates of the COMPANY or STOCKHOLDERS. Except as shown on Schedule 5.14, all of the trucks and other material machinery and equipment of the COMPANY and the COMPANY's Subsidiaries listed on Schedule 5.14 are in good working order and condition, ordinary wear and tear excepted. All leases set forth on Schedule
5.14 are in full force and effect and constitute valid and binding agreements on the COMPANY (or a COMPANY Subsidiary, as applicable), and to the knowledge of the COMPANY, constitute valid and binding agreements on the other parties thereto (and their successors) thereto in accordance with their respective terms. All fixed assets used by the COMPANY and the COMPANY's Subsidiaries that are material to the operation of their respective businesses are either owned by the COMPANY or the COMPANY's Subsidiaries or leased under an agreement indicated on Schedule 5.14.
Schedule 5.14 shall, without limitation, contain true, complete and correct copies of all title reports and title insurance policies received or owned by the COMPANY or the COMPANY's Subsidiaries. The COMPANY has also provided in
Schedule 5.14 a summary description of all plans or projects which have been memorialized in any written or electronic document or file and involves the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, with respect to which the COMPANY (or any of the COMPANY's Subsidiaries) has made any expenditure in the two-year period prior to the date of the Agreement in excess of $10,000, or which if pursued by the COMPANY (or such Subsidiary) would require additional expenditures of capital in excess of $10,000. Except as set forth on Schedule
5.14 and except for liens excepted in Section 7.3(vi)(1) and (3), there are no liens against the COMPANY's properties.

      5.15 Significant Customers; Material Contracts and Commitments. The COMPANY has delivered to URSI an accurate list (Schedule 5.15) of (i) all significant customers (i.e., those customers representing five percent (5%) or more of the COMPANY's revenues for the 12 months ended on the Balance Sheet Date, or who have paid to the COMPANY $100,000 or more over any four consecutive fiscal quarters in the three years ended on the Balance Sheet Date) and (ii) all contracts requiring payment or performance by the COMPANY or any COMPANY Subsidiary in an amount or with a value in excess of $10,000 ("Material Contracts") to which the COMPANY or any of its Subsidiaries is a party or by which any of them or any of their respective properties are bound (including, but not limited to, contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, leases, liens, pledges or other security agreements) (a) as of the Balance Sheet Date and (b) entered into since the Balance Sheet Date, and in each case has delivered true, complete and correct copies of such agreements to URSI, except that leases set forth on Schedule 5.14 need not be set forth on Schedule 5.15. Except to the extent set forth on Schedule 5.15, (i) none of the COMPANY's (including the COMPANY's Subsidiaries) significant customers has cancelled or substantially reduced or, to the knowledge of the COMPANY, is currently attempting or threatening to cancel any Material Contract or substantially reduce utilization of the services provided by the COMPANY (including the COMPANY's Subsidiaries), and (ii) the COMPANY and the COMPANY's Subsidiaries have complied with all material commitments and obligations pertaining to any Material Contract, and are not in default under any such Material Contract, and no notice of default has been received, and no Stockholder or any affiliate of any Stockholder is a party to any such Material Contract. Except as set forth in Schedule 5.15, the COMPANY and the COMPANY's Subsidiaries have not been the subject of any election in respect of union representation of employees and are not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. Except as set forth on Schedule 5.15, no employees of the COMPANY or its Subsidiaries are represented by any labor union or covered by any collective bargaining agreement and no campaign to establish such representation has ever occurred or is in progress. There is no pending or, to the COMPANY's knowledge, threatened labor dispute involving the COMPANY (including the COMPANY's Subsidiaries) and any group of its employees, nor has the COMPANY (including the COMPANY's Subsidiaries) experienced any labor interruptions over the past three years, and the COMPANY considers its relationship with employees to be good.

      5.16 Intentionally Omitted.

      5.17 Insurance. The COMPANY has delivered to URSI an accurate list (Schedule 5.17) as of the Balance Sheet Date of all insurance policies carried by the COMPANY (including the COMPANY's Subsidiaries) and, except as set forth on Schedule 5.17, has delivered to URSI an accurate list (attached to Schedule 5.17) of all insurance loss runs or worker's compensation claims received for the past three (3) policy years. Also attached to Schedule 5.17 are true, complete and correct copies of all policies currently in effect. Such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date. No insurance carried by the COMPANY (including any of the COMPANY's Subsidiaries) has ever been cancelled by the insurance company, and the COMPANY (including such COMPANY's Subsidiaries) has never submitted a written application for insurance and been denied coverage.

      5.18 Compensation; Employment Agreements. The COMPANY has delivered to URSI an accurate schedule (Schedule 5.18) showing all officers, directors and key managers of the COMPANY (including the COMPANY's Subsidiaries), listing all employment agreements with such officers, directors and key managers and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof. The COMPANY has provided to URSI true, complete and correct copies of any employment agreements for persons listed on
Schedule 5.18. Since the Balance Sheet Date there have been no increases in the compensation payable or any special bonuses to any officer, director or key manager, except as listed on Schedule 5.18.

      5.19 Employee Plans. Schedule 5.19 attached hereto sets forth complete and accurate lists of all employee benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multi-employer plans and all multi-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), which are currently maintained and/or sponsored by the COMPANY (or any of the COMPANY's Subsidiaries), or to which any COMPANY (or any of the COMPANY's Subsidiaries) currently contributes, or has an obligation to contribute in the future (including, without limitation, benefit plans or arrangements that are not subject to ERISA, such as employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements), together with a classification of employees covered thereby (collectively, the "Plans"). Schedule 5.19 sets forth all of the Plans that have been terminated within the past six years. The COMPANY has heretofore delivered to URSI correct and complete copies of each of the following:

            (i) Each Plan and all amendments thereto; the trust agreement and/or insurance contracts, if any, forming a part of such Plan and all amendments thereto; and the resolutions and agreements, if any by which the COMPANY (or any of the COMPANY's Subsidiaries) adopted such Plan.

            (ii) All written, and descriptions of all oral, employment, termination, and severance agreements, contracts, arrangements and understandings listed in Schedule 5.19.

            (iii) Sample benefit distribution forms that pertain to all Plans that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code.

            (iv) The most recent actuarial report and the most recent executed Form PBGC-1 with respect to each Plan that is a defined benefit pension plan as defined in Section 414(j) of the Code (a "Defined Benefit Plan").

            (v) Forms 5500 or, as applicable Forms 5500-C/R, filed with respect to the three most recent plan years of each Plan, and all schedules thereto.

            (vi) The most recent determination letter issued by the Internal Revenue Service regarding the qualified status of each Qualified Plan.

            (vii) The most recent accountant's report, if any, with respect to each Plan.

            (viii) The most recent summary plan description, and any subsequent summaries of material modifications, with respect to each Plan.

            (ix) The bond required by Section 412 of ERISA, if any.

            (x) All documents required to be filed with the Internal Revenue Service, the Pension Benefit Guaranty Corporation (the "PBGC"), or distributed to participants and beneficiaries in connection with the termination of any Qualified Plan listed on Schedule 5.19 as terminated.

      5.20 Compliance with ERISA. Except for the Plans, neither the COMPANY nor any of the COMPANY's Subsidiaries maintains or sponsors, or is a contributing employer to, a pension, profit-sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan, employee welfare benefit plan, or any other arrangement with their respective employees, whether or not subject to ERISA. All Plans are in all material respects in compliance with all applicable provisions of ERISA and the regulations issued thereunder, the Code and the regulations issued thereunder, as well as with all other applicable laws, and have been administered, operated and managed in accordance with the governing documents. All Qualified Plans are qualified under Section 401(a) of the Code and have been determined by the Internal Revenue Service to be so qualified or application for determination letters have been timely submitted to the Internal Revenue Service and nothing has occurred since the date of each Qualified Plan's most recent determination letter that would adversely affect such Plan's tax-qualified status. To the extent that any Qualified Plans have not been amended to comply with applicable law, the remedial amendment period permitting retroactive amendment of such Qualified Plans has not expired and will not expire within one hundred twenty (120) days after the Closing Date. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or tax returns) have been timely filed or distributed. None of: (i) the STOCKHOLDERS; (ii) any Plan; or (iii) the COMPANY (including any of the COMPANY's Subsidiaries) has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and no circumstances exist pursuant to which the COMPANY (including any of the COMPANY's Subsidiaries) could have any direct or indirect liability whatsoever (including being subject to any statutory lien to secure payment of any such liability), to the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty with respect to any plan now or hereinafter maintained or contributed to by the COMPANY or any member of a "controlled group" (as defined in Section 4001(a)(14) of ERISA) that includes the COMPANY; and neither the COMPANY (including any of the COMPANY's Subsidiaries) nor any member of a "controlled group" (as defined above) that includes the COMPANY currently has (or at the Closing Date will have) any obligation whatsoever to contribute to any "multi-employer pension plan" (as defined in ERISA Section 4001(a)(14)), nor has any withdrawal liability whatsoever (whether or not yet assessed) arising under or capable of assertion under Title IV of ERISA (including, but not limited to, Sections 4201, 4202, 4203, 4204, or 4205 thereof) been incurred by any Plan. Further, except as set forth in Schedule 5.20:

            (i) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without a determination by the Internal Revenue Service that such action does not adversely affect the tax-qualified status of such Qualified Plan;

            (ii) no Plan which is subject to the provisions of Title IV of ERISA has been terminated;

            (iii) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Plan which were not properly reported;

            (iv) the valuation of assets of any Defined Benefit Plan, as of the Closing Date, shall equal or exceed the actuarial present value of all accrued pension benefits under any such Defined Benefit Plan in accordance with the assumptions contained in the Regulations of the PBGC governing the funding of terminated Defined Benefit Plans;

            (v) with respect to Plans which qualify as "group health plans" under Section 4980B of the Internal Revenue Code and Section 607(l) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), the COMPANY (including any of the COMPANY's Subsidiaries) and the STOCKHOLDERS have complied in all material respects (and on the Closing Date will have complied in all material respects) with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and the COMPANY (including the COMPANY's Subsidiaries) has not incurred (and will not incur) any direct or indirect liability and is not (and will not be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the COMPANY (including any of the COMPANY's Subsidiaries) or the STOCKHOLDERS, at any time prior to the Closing Date, to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against the COMPANY (including any of the COMPANY's Subsidiaries) or the STOCKHOLDERS with respect to such group health plans;

            (vi) The COMPANY (including any of the COMPANY's Subsidiaries) is not now nor has it been within the past five years a member of a "controlled group" as defined in ERISA Section 4001(a)(14);

            (vii) there is no pending litigation, arbitration, or disputed claim, settlement or adjudication proceeding, and to the COMPANY's knowledge, there is no threatened litigation, arbitration or disputed claim, settlement or adjudication proceeding, audit or any governmental or other proceeding, audit or investigation with respect to any Plan, or with respect to any fiduciary, administrator, or sponsor thereof (in their capacities as such), or any party in interest thereof;

            (viii) the Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans, and no material funding changes or irregularities are reflected thereon which would cause such Financial Statements to be not representative of prior periods;

            (ix) The COMPANY (including any of the COMPANY's Subsidiaries) has not incurred liability under Section 4062 of ERISA;

            (x) Each Qualified Plan that is listed as terminated on Schedule
5.19 was terminated in compliance with all applicable requirements of ERISA and the Code;

            (xi) Except for any Qualified Plan that is categorized on Schedule
5.19 as having been merged with another Qualified Plan, no Qualified Plan of the COMPANY (including any of the COMPANY's Subsidiaries) has been merged during the six years immediately before the Closing Date;

            (xii) Each Qualified Plan that is categorized on Schedule 5.19 as having been merged was merged in compliance with all applicable requirements of ERISA and the Code;

            (xiii) Apart from health benefits provided to former employees under
Section 4980B of the Code and Part 6 of Title I(B) of ERISA, the COMPANY (including any of the COMPANY's Subsidiaries) has no obligation to provide health or medical benefits to anyone other than its active employees;

            (xiv) The COMPANY (including any of the COMPANY's Subsidiaries) does not sponsor, contribute to, or have any obligation to contribute to any voluntary employees beneficiary association, as described in Section 501(c)(9) of the Code; and

            (xv) Except as set forth in Section 5.19, the consummation of the transactions contemplated hereby will not result in any obligation to pay any employee of the COMPANY (including any of the COMPANY's Subsidiaries) severance or termination benefits so long as such employee remains employed by the COMPANY (including any of the COMPANY's Subsidiaries) after the Closing Date.

      5.21 Conformity with Law. Except to the extent set forth on Schedule 5.21, the COMPANY (including the COMPANY's Subsidiaries) is not in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them which would have a Material Adverse Effect; and except to the extent set forth in Schedule 5.10, there are no claims, actions, suits or proceedings pending or, to the knowledge of the COMPANY, threatened, against or affecting the COMPANY (including the COMPANY's Subsidiaries), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them which would have a Material Adverse Effect, and no notice of any such claim, action, suit or proceeding, whether pending or threatened, has been received. The COMPANY (including all of the COMPANY's Subsidiaries) has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which would have a Material Adverse Effect.

      5.22 Taxes. Except as set forth in Schedule 5.22,

            (i) All Tax Returns required to have been filed by or with respect to the COMPANY and any affiliated, combined, consolidated, unitary or similar group of which the COMPANY is or was a member (a "Relevant Group") with any Taxing Authority have been duly filed, and each such Tax Return correctly and completely reflects the income, franchise or other Tax liability and all other information, including the tax basis and recovery periods for assets, required to be reported thereon. The Company has furnished or made available to URSI complete and accurate copies of all income and franchise tax returns, and any amendments thereto, filed by the Company and any Acquired Party for all taxable years ending on or after December 31, 1994. All Taxes (whether or not shown on any Tax Return and whether or not assessed) owed by the COMPANY, its Subsidiaries and any member of a Relevant Group (collectively, the "Acquired Parties") have been paid.

            (ii) The provisions for Taxes due by the COMPANY and its Subsidiaries (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the COMPANY Financial Statements are sufficient for, and adequate to cover, all unpaid Taxes of such Acquired Party.

            (iii) No Acquired Party is a party to any current agreement extending the time within which to file any Tax Return. No claim has ever been made by any Taxing Authority in a jurisdiction in which an Acquired Party does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

            (iv) Each Acquired Party has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

            (v) No Acquired Party expects any Taxing Authority to assess any additional Taxes against or in respect of it for any past period. There is no dispute or claim concerning any Tax liability of any Acquired Party either (i) claimed or raised by any Taxing Authority or (ii) otherwise known to any Acquired Party. No issues have been raised in any examination by any Taxing Authority with respect to any Acquired Party which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Schedule 5.22(v) attached hereto lists all federal, state, local and foreign income Tax Returns filed by or with respect to any Acquired Party for all taxable periods ended on or after December 31, 1993, indicates those Tax Returns, if any, that have been audited, and indicates those Tax Returns that currently are the subject of audit. Each Acquired Party has delivered to URSI complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, such Acquired Party since January 1, 1993.

            (vi) No Acquired Party has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

            (vii) No Acquired Party has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could require it to make any payments, that would not be deductible by reason of the application of Section 280G of the Code.

            (viii) No Acquired Party is a party to or has any ongoing liability under any Tax allocation or sharing agreement.

            (ix) None of the assets of any Acquired Party constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. No Acquired Party is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code.

            (x) No Acquired Party is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

            (xi) To the knowledge of the COMPANY, there are no accounting method changes, or proposed or threatened accounting method changes, of any Acquired Party that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date.

            (xii) No Acquired Party has received any written ruling of a Taxing Authority related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.

            (xiii) Each Acquired Party has substantial authority for the treatment of, or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns, all positions taken on its relevant federal income Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code.

            (xiv) No Acquired Party has any liability for Taxes of any Person other than such Acquired Party (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

            (xv) No consent has been filed relating to the Company or any Acquired Party pursuant to Section 341(f) of the Code, nor has the Company or any Acquired Party made any tax election that would materially increase the amount of Taxes payable by the Company or any Acquired Party in any Post-Closing Period.

            (xvi) There is no current plan or intention by any STOCKHOLDER to sell, exchange, or otherwise dispose of a number of shares of URSI Stock received in the Merger that would reduce the STOCKHOLDERS' ownership of URSI Stock to a number of shares having a value, as of the Closing Date, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of the COMPANY, respectively, as of the same date. For purposes of this representation, shares of COMPANY Stock exchanged for cash or other property, shares of the COMPANY Stock surrendered by dissenters, if any, and shares of COMPANY Stock exchanged for cash in lieu of fractional shares of URSI Stock will be treated as outstanding COMPANY Stock on the date of the transaction. Moreover, shares of COMPANY Stock and shares of URSI Stock held by STOCKHOLDERS and otherwise sold, redeemed, or disposed of on or after January 1, 1997, including after the Closing Date, will be considered in making this representation.

            (xvii) The STOCKHOLDERS and the COMPANY and, to the knowledge of the COMPANY and STOCKHOLDERS, URSI will each pay their respective expenses, if any, incurred in connection with the Merger in accordance with Section 18.6 hereof.

            (xviii) There is no intercorporate indebtedness existing between URSI and the COMPANY that was issued, acquired, or will be settled at a discount.

            (xix) The COMPANY is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

            (xx) The fair market value of the assets of the COMPANY transferred to URSI exceeds the sum of its liabilities, plus the amount of liabilities, if any, to which the transferred assets are subject.

            (xxi) The liabilities of the COMPANY assumed by URSI and the liabilities to which the transferred assets are subject were incurred by the COMPANY in the ordinary course of its business.

            (xxii) The COMPANY is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

            (xxiii) None of the compensation received by any STOCKHOLDER-employees of the COMPANY will be separate consideration for, or allocable to, any of their shares of the COMPANY; none of the shares of URSI Stock received by any STOCKHOLDER-employees in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any STOCKHOLDER-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

            (xxiv) The fair market value of the URSI Stock and other consideration to be received by each STOCKHOLDER pursuant to the Merger, will be approximately equal to the fair market value of the COMPANY Stock surrendered in the Merger.

            (xxv) To the knowledge of the STOCKHOLDERS, the fair market value as of the Closing Date of the right of the STOCKHOLDERS to receive contingent consideration pursuant to Section 2.2 of the Agreement will not exceed 7.5% of the aggregate consideration to be received by such STOCKHOLDERS pursuant to the Merger.

            (xxvi) Intentionally Omitted.

            (xxvii) Intentionally Omitted.

            Certain of the defined terms used in this Section 5.22 have the meaning ascribed to them in Section 10.

      5.23 No Violations. Neither the COMPANY (including the COMPANY's Subsidiaries) nor, to the knowledge of the COMPANY, any other party thereto is
(i) in violation of any Charter Document or (ii) in default under any material lease, instrument, agreement, license, or permit to which it is a party or by which its properties are bound (the "Material Documents"); and, except as set forth in the schedules and documents attached to this Agreement, (a) to the knowledge of the COMPANY the transactions contemplated hereby will not have a Material Adverse Effect on the rights and benefits of the COMPANY (including the COMPANY's Subsidiaries) under the Material Documents and (b) except as set forth on Schedule 5.23, the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under any of the terms or provisions of the Material Documents or the Charter Documents. Except as set forth on Schedule 5.23, none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

      5.24 Government Contracts. Except as set forth on Schedule 5.24, the COMPANY (including the COMPANY's Subsidiaries) is not now a party to any governmental contracts subject to price redetermination or renegotiation.

      5.25 Absence of Changes. Since the Balance Sheet Date, except as set forth on Schedule 5.25, there has not been with respect to the COMPANY and the COMPANY's Subsidiaries:

            (i) any event or circumstance (either singly or in the aggregate) which would constitute a Material Adverse Effect;

            (ii) any change in its authorized capital, or securities outstanding, or ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

            (iii) any declaration or payment of any dividend or distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock, except any declaration of dividends payable by any COMPANY Subsidiary to the COMPANY;

            (iv) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by it to any of its respective officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees (other than the STOCKHOLDERS) in accordance with past practice;

            (v) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character that would have a Material Adverse Effect;

            (vi) any distribution, sale or transfer, or any agreement to sell or transfer any material assets, property or rights of any of its respective business to any person, including, without limitation, the STOCKHOLDERS and their affiliates, other than distributions, sales or transfers in the ordinary course of business to persons other than the STOCKHOLDERS and their affiliates;

            (vii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to it, including without limitation any indebtedness or obligation of any STOCKHOLDERS or any affiliate thereof, provided that it may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice, provided, further, that such adjustments shall not be deemed to be included in Schedule 5.11 unless specifically listed thereon;

            (viii) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

            (ix) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire any property, rights or assets outside of the ordinary course of business;

            (x) any waiver of any of its material rights or claims;

            (xi) any transaction by it outside the ordinary course of their respective businesses; or

            (xii) any cancellation or termination of a Material Contract.

      5.26 Deposit Accounts; Powers of Attorney. The COMPANY has delivered to URSI an accurate schedule (Schedule 5.26) as of the date of the Agreement, of:

            (i) the name of each financial institution in which the COMPANY has accounts or safe deposit boxes;

            (ii) the names in which the accounts or boxes are held;

            (iii) the type of account and account number; and

            (iv) the name of each person authorized to draw thereon or have access thereto.

            Schedule 5.26 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the COMPANY or any of the COMPANY's Subsidiaries and a description of the terms of such power.

      5.27 Validity of Obligations. The execution and delivery of this Agreement by the COMPANY and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors and shareholders of the COMPANY and this Agreement has been duly and validly authorized by all necessary corporate action and, assuming due authorization, execution and delivery by URSI, is a legal, valid and binding obligation of the COMPANY, enforceable against the COMPANY in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

      5.28 Relations with Governments. The COMPANY has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office which would cause the COMPANY to be in violation of the Foreign Corrupt Practices Act of 1977, as amended or any law of similar effect.

      5.29 Disclosure. Without waiving any rights under Section 8.7 or Section 12.1, the COMPANY and the STOCKHOLDERS acknowledge and agree that (i) there exists no firm commitment, binding agreement, or promise or other assurance of any kind, whether express or implied, oral or written, that a Registration Statement will become effective or that the IPO pursuant thereto will occur at a particular price or within a particular range of prices or occur at all; (ii) neither URSI nor any of its officers, directors, agents or representatives nor any prospective underwriters in the IPO (the "Underwriters") shall have any liability to the COMPANY, the

STOCKHOLDERS or any other person affiliated or associated with the COMPANY for any failure of the Registration Statement to become effective, or of the IPO to occur at a particular price or within a particular range of prices or to occur at all; and (iii) the decision of STOCKHOLDERS to enter into this Agreement, or to vote in favor of or consent to the proposed Merger, has been made independent of, and without reliance upon, any statements, opinions or other communications of, or due diligence investigations which have been or will be made or performed by any prospective Underwriter, relative to URSI or the prospective IPO. The Underwriters shall have no obligation to the STOCKHOLDERS with respect to any disclosure contained in the Registration Statement.

      (B) Representations and Warranties of STOCKHOLDERS. Each STOCKHOLDER severally represents and warrants that the representations and warranties set forth below are true as of the date of this Agreement and, subject to Section
7.9 hereof, shall be true at the time of Pre-Closing and on the Closing Date, and that such representations and warranties as made on the Closing Date shall survive until the Expiration Date.

      5.30 Authority; Ownership. Such STOCKHOLDER has the full legal right, power and authority to enter into this Agreement. Such STOCKHOLDER owns beneficially and of record all of the shares of the COMPANY stock identified on Annex II as being owned by such STOCKHOLDER, and, except as set forth on
Schedule 5.30 hereof, such COMPANY Stock is owned free and clear of all liens, encumbrances and claims of every kind.

      5.31 Preemptive Rights. Such STOCKHOLDER does not have, or hereby waives, any preemptive or other right to acquire shares of COMPANY Stock or URSI Stock that such STOCKHOLDER has or may have had other than rights of any STOCKHOLDER to acquire URSI Stock pursuant to (i) this Agreement or (ii) any option granted by URSI.

      5.32 No Intention to Dispose of URSI Stock. There is no current plan or intention by such STOCKHOLDER to sell, exchange or otherwise dispose of a number of shares of URSI Stock received in the Merger that would reduce such STOCKHOLDER's ownership of URSI stock to a number of shares having a value, as of the Closing Date, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of the COMPANY held by such STOCKHOLDER immediately prior to the Merger.

6. REPRESENTATIONS OF URSI.

            URSI represents and warrants that (i) all of the following representations and warranties are true at the date of this Agreement and shall be true at the time of Pre-Closing and the Closing Date and that such representations and warranties shall survive the Closing Date until the Expiration Date and (ii) solely for purposes of Section 11.2(iv) hereof, and solely to the extent that in connection with the IPO the STOCKHOLDERS actually incur liability under the 1933 Act, the 1934 Act, or any other federal or state securities laws, the representations and warranties set forth herein shall survive until the expiration of any applicable limitations period.

      6.1 Due Organization. URSI is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, properties, assets or condition (financial or otherwise), of URSI and on URSI's Subsidiaries (as defined in Section 6.8 herein), taken as a whole (a "URSI Material Adverse Effect"). True, complete and correct copies of the Certificate of Incorporation and the Bylaws of URSI, certified by the Secretary or an Assistant Secretary of URSI, are attached hereto as Annex IV. A true, complete and correct copy of the Certificate of Incorporation of URSI, certified by the Secretary of State of the State of Delaware, shall be delivered at the Pre-Closing.

      6.2 URSI Stock. The URSI Stock to be delivered to the STOCKHOLDERS on the Closing Date shall constitute valid and legally issued shares of URSI, fully paid and nonassessable, and except as set forth in this Agreement, will be owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind created by URSI, and will be legally equivalent in all respects to the URSI Stock issued and outstanding as of the date hereof. The shares of URSI Stock to be issued to the STOCKHOLDERS pursuant to this Agreement will not be registered under the 1933 Act, except as provided in Section 17 hereof.

      6.3 Validity of Obligations. The execution and delivery of this Agreement, the Employment Agreements (as defined in Section 9.12), the Consulting Agreements (as defined in Section 9.12) and the Leases (as defined in Section 9.12) by URSI and the performance by URSI of the transactions contemplated herein or therein have been or will be duly and validly authorized by the Board of Directors of URSI, and this Agreement, the Employment Agreements, the Consulting Agreements and the Leases have been or will be duly and validly authorized by all necessary corporate action, duly executed and delivered and are or will be legal, valid and binding obligations of URSI, enforceable against URSI in accordance with their respective terms.

      6.4 Authorization. The representatives of URSI executing this Agreement have the corporate authority to enter into and bind URSI to the terms of this Agreement. URSI has the full legal right, power and authority to enter into this Agreement and the Merger.

      6.5 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated by and the fulfillment of the terms hereof and thereof will not:

            (i) conflict with, or result in a breach or violation of, the Certificate of Incorporation or Bylaws of URSI;

            (ii) materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which URSI is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of URSI's properties pursuant to (A) any law or regulation to which URSI or any of its property is subject, or (B) any judgment, order or decree to which URSI is bound or any of its property is subject; or

            (iii) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of URSI.

      6.6 Capitalization of URSI and Ownership of URSI STOCK. The authorized and outstanding capital stock of URSI is as set forth in Section 1.4(ii). All of the issued and outstanding shares of URSI are owned beneficially and of record by the persons set forth on Annex III. All issued and outstanding shares of URSI stock are duly authorized, validly issued, fully paid and nonassessable. There are no obligations of URSI to repurchase, redeem or otherwise acquire any shares of URSI stock. Except as described in the Registration Statement and except with respect to a contemplated stock split prior to the filing of the Registration Statement, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which URSI or any of its subsidiaries are a party or by which they are bound obligating URSI or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of URSI or any of its subsidiaries or obligating URSI or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of URSI, as of the Closing Date, none of the STOCKHOLDERS set forth on Annex III will be a party to or subject to any voting trust, proxy or other agreement or understanding with respect to the shares of capital stock of URSI owned by such STOCKHOLDER. All of the shares of URSI Stock to be issued to the STOCKHOLDERS in accordance herewith will be duly authorized, validly issued, fully paid and nonassessable. All of the shares of URSI Stock issued to persons set forth on Annex III and, based on the representations of STOCKHOLDERS contained in this Agreement and in the documents delivered to URSI pursuant hereto, to STOCKHOLDERS pursuant to this Agreement, were or will be offered, issued, sold and delivered by URSI in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares were or will be issued in violation of the preemptive rights of any past or present stockholder. On the Closing Date the capitalization of URSI will be as set forth in the Registration Statement.

      6.7 No Side Agreements. URSI has not entered into any agreement with any of the Founding Companies or any of the stockholders of the Founding Companies other than the Other Agreements and the agreements contemplated by each of the Other Agreements, including the employment agreements referred to therein. URSI has made available to the COMPANY copies of all agreements entered into between
(i) URSI and its affiliates and (ii) URSI and the Founding Companies or any stockholders of the Founding Companies. Further, URSI will make available to the COMPANY copies of any of the foregoing agreements entered into between the date hereof and the Closing Date promptly after such agreements are entered into.

      6.8 Subsidiaries. Except for those companies set forth on Schedule 6.8 (collectively, "URSI's Subsidiaries"), URSI does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity. URSI is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

      6.9 Business; Real Property; Material Agreements; Financial Information. URSI has not conducted any business since the date of its inception, except in connection with this Agreement, the Other Agreements and the IPO of URSI Stock contemplated by Section 8.7. URSI does not own any real property or any material personal property and is not a party to any other agreement, except as listed on
Schedule 6.9(a) and except that URSI is a party to the Other Agreements and the agreements contemplated thereby and to such agreements as will be filed as Exhibits to the Registration Statement. URSI was formed in 1997, and has historical financial statements only for the year ended December 31, 1997. Attached hereto as Schedule 6.9(b) are URSI's audited historical financial statements for the year ended December 31, 1997. Such URSI financial statements have been prepared in accordance with generally accepted accounting principles and present fairly the financial position of URSI as of the dates indicated thereon, and such financial statements present fairly the results of their respective operations for the periods indicated thereon. URSI has no material liabilities, accrued or contingent, other than those incurred in connection with this Agreement, the Other Agreements and the contemplated IPO of URSI Stock.

      6.10 Conformity with Law. URSI is not in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them which would have a URSI Material Adverse Effect. There are no claims, actions, suits or proceedings, pending or, to the knowledge of URSI, threatened, against or affecting URSI, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. URSI (including URSI's Subsidiaries) has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which would have a URSI Material Adverse Effect.

      6.11 No Violations. A certified copy of the Certificate of Incorporation and a true, complete and correct copy of the Bylaws of URSI, both as amended to date, (the "URSI Charter Documents"), have been or will be delivered to the COMPANY. URSI is not (i) in violation of any URSI Charter Document or (ii) in default under any material lease, instrument, agreement, license, permit to which it is a party or by which its properties are bound (the "URSI Material Documents"); and, except as set forth in the schedules and documents listed in the Registration Statement, (a) the rights and benefits of URSI (including URSI's Subsidiaries) under the URSI Material Documents will not be materially and adversely affected by the transactions contemplated hereby and (b) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under any of the terms or provisions of the URSI Material Documents or the URSI Charter Documents. Except as set forth on Schedule 6.11, none of the URSI Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. The minute books of URSI and each of URSI's subsidiaries as heretofore made available to the COMPANY are true and correct.

      6.12 Taxes.

            (i) URSI has no plan or intention for either it or any affiliated party to purchase or reacquire any of the URSI stock issued in connection with the Merger.

            (ii) URSI and, to the knowledge of URSI, the STOCKHOLDERS will each pay their respective expenses, if any, incurred in connection with the Merger in accordance with Section 18.6 hereof.

            (iii) There is no intercorporate indebtedness existing between URSI and the COMPANY that was issued, acquired, or will be settled at a discount.

            (iv) URSI is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

            (v) URSI intends after the Closing Date to continue the historic business of the COMPANY or to use a significant portion of the COMPANY's historic business assets in a business.

            (vi) URSI has no plan or intention to sell or otherwise dispose of any of the assets of the COMPANY (including the stock or assets of any Acquired Party) acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code.

            (vii) None of the compensation received by any STOCKHOLDER-employees of the COMPANY after the Merger will be separate consideration for, or allocable to, any of their shares of the COMPANY; none of the shares of URSI Stock received by any STOCKHOLDER-employees in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any STOCKHOLDER-employees after the Merger pursuant to arrangements entered into after the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

            (viii) The proposed Merger is being undertaken for reasons germane to the business of URSI.

7. COVENANTS PRIOR TO CLOSING.

      7.1 Access and Cooperation; Due Diligence.

            (i) Between the date of this Agreement and the Closing Date, the COMPANY will afford to the officers and authorized representatives of URSI and the Founding Companies other than the COMPANY access to all of the COMPANY's (including the COMPANY's Subsidiaries) key employees, sites, properties, books and records and will furnish URSI with such additional financial and operating data and other information as to the business and properties of the COMPANY (including the COMPANY's Subsidiaries) as URSI or the Founding Companies other than the COMPANY may from time to time reasonably request. The COMPANY will cooperate with URSI and the Founding Companies other than the COMPANY, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. URSI, the STOCKHOLDERS and the COMPANY will treat all information obtained in connection with the negotiation and performance of this Agreement or the due diligence investigations conducted with respect to the Founding Companies other than the COMPANY as confidential in accordance with the provisions of Section 14 hereof. In addition, URSI will cause each of the Founding Companies other than the COMPANY to enter into a provision similar to this Section 7.1 requiring each such Founding Company to keep confidential any information obtained by such Founding Company.

            (ii) Between the date of this Agreement and the Closing Date, URSI will afford to the officers and authorized representatives of the COMPANY access to all of URSI's sites, properties, books and records and will furnish the COMPANY with such additional financial and operating data and other information as to the business and properties of URSI as the COMPANY may from time to time reasonably request. URSI will cooperate with the COMPANY, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. The COMPANY will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Section 14 hereof.

      7.2 Conduct of Business Pending Closing. Between the date of this Agreement and the Closing Date, the COMPANY will, and will cause the COMPANY's subsidiaries to, except as set forth on Schedule 7.2:

            (i) carry on its respective businesses in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

            (ii) maintain its respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

            (iii) perform all of its respective obligations under agreements to which it is a party relating to or affecting its respective assets, properties or rights;

            (iv) subject to Section 7.6, keep in full force and effect present insurance policies or other comparable insurance coverage;

            (v) use best efforts to maintain and preserve its business organization intact, retain its respective present employees and maintain its respective relationships with suppliers, customers and others having business relations with it;

            (vi) maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities; and

            (vii) maintain compliance with all present debt and lease instruments and not enter into new or amended debt or lease instruments over $2,500, without the knowledge and consent of URSI (which consent shall not be unreasonably withheld).

            7.3 Prohibited Activities. Except as disclosed on Schedule 7.3, between the date of this Agreement and the Closing Date, the COMPANY has not and, without the prior written consent of URSI, will not:

            (i) make any change in its Articles of Incorporation or Bylaws;

            (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind other than in connection with the exercise of options or warrants listed on Schedule 5.4;

            (iii) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

            (iv) enter into any contract (including any contract to provide services to customers) or commitment or incur or agree to incur any liability or make any capital expenditures, except if (x) it is in the normal course of business (consistent with past practice) or (y) when aggregated with all other such contracts, commitments, liabilities and capital expenditures not in the normal course of business consistent with past practice, it involves an amount not in excess of $25,000;

            (v) increase the compensation payable or to become payable to any officer, director, STOCKHOLDER, employee or agent, or make any bonus or management fee payment to any such person, except (x) bonuses to employees (other than the STOCKHOLDERS or their affiliates) consistent with past practice and (y) increases in salaries and commissions payable to employees (other than to STOCKHOLDERS and their affiliates), provided that neither the salary nor the commission payable to any employee may increase to a level higher than one hundred ten percent (110%) of such employee's current salary or bonus, whichever is applicable;

            (vi) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (1) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $10,000 necessary or desirable for the conduct of the businesses of the COMPANY (including the COMPANY's Subsidiaries), or (2) liens set forth on Schedule 5.15 hereto or (3) liens for taxes either not yet due or materialmen's, mechanics', workers', repairmen's, employees' or other like liens arising in the ordinary course of business;

            (vii) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

            (viii) negotiate for the acquisition of any business or the start-up of any new business;

            (ix) merge or consolidate or agree to merge or consolidate with or into any other corporation;

            (x) waive any material rights or claims of the COMPANY, provided that the COMPANY may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice, provided, further, that such adjustments shall not be deemed to be included in Schedule
5.11 unless specifically listed thereon;

            (xi) commit a material breach or amend or terminate any Material Contract, or material permit, license or other right of the COMPANY, or make or terminate any election involving Taxes which would in any way adversely affect the Tax liability of the Company or any Acquired Party (or URSI following the Merger) in any taxable period; or

            (xii) enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

      7.4 No Shop. None of the STOCKHOLDERS, COMPANY, any of the COMPANY's Subsidiaries nor any agent, officer, director or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly:

            (i) solicit or initiate the submission of proposals or offers from any person for,

            (ii) participate in any discussions pertaining to or

            (iii) furnish any information to any person other than URSI or the Founding Companies relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the COMPANY or a merger, consolidation or business combination of the COMPANY.

      7.5 Notice to Bargaining Agents. Prior to the Pricing Date, the COMPANY shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, and shall provide URSI with proof that any required notice has been sent.

      7.6 Termination of Plans. Prior to the Pricing Date, the COMPANY shall terminate all Plans listed in Schedule 7.6.

      7.7 URSI Prohibited Activities. Between the date of this Agreement and the Closing Date, except as set forth on Schedule 7.7, URSI will not:

            (i) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

            (ii) make any changes in its Certificate of Incorporation or Bylaws other than one or more amendments to the Certificate of Incorporation to accomplish a split or reverse split of the URSI Stock (provided that in the event of any such split or reverse split, the number of shares of URSI Stock to be delivered to the STOCKHOLDERS, and to the stockholders of the Other Companies, as set forth on Annex I, will be adjusted accordingly);

            (iii) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures that would be material to URSI and the URSI Subsidiaries;

            (iv) hire or appoint any officer or director or increase the compensation payable or to become payable to any officer or director; and

            (v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to URSI and the URSI Subsidiaries.

      7.8 Notification of Certain Matters. The STOCKHOLDERS and the COMPANY shall give prompt notice to URSI of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the COMPANY or the STOCKHOLDERS contained herein to be untrue or inaccurate in any material respect on or prior to the Closing Date and (ii) any material failure of any STOCKHOLDER or the COMPANY to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder, provided no such notice shall be required until the Pricing Date with respect to the occurrence in the ordinary course of business of any event which would cause Schedules 5.10, 5.11 or 5.14 to be incorrect. URSI shall give prompt notice to the COMPANY of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of URSI contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and
(ii) any material failure of URSI to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 7.8 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to Section 7.9, (ii) modify the conditions set forth in Sections 8 and 9, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      7.9 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Pre-Closing to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules, provided however, that supplements and amendments to Schedules 5.10,
5.11 and 5.14 shall only have to be delivered at the Pre-

Closing, unless such Schedule is to be amended to reflect an event occurring other than in the ordinary course of business. In the event that the COMPANY amends or supplements a Schedule pursuant to this Section 7.9, and URSI and a majority of the Founding Companies do not consent to the effectiveness of such amendment or supplement at or before the Pre-Closing, this Agreement shall be deemed terminated by mutual consent as set forth in Section 12.1(i) hereof. In the event that URSI amends or supplements a Schedule pursuant to this Section
7.9 and COMPANY and a majority of the Founding Companies do not consent to the effectiveness of such amendment or supplement at or before the Pre-Closing, this Agreement shall be deemed terminated by mutual consent as set forth in Section 12.1(i) hereof. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 8.1 and
9.1 have been fulfilled, the Schedules hereto shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 7.9. In the event that one of the other Founding Companies amends or supplements a Schedule pursuant to Section 7.9 of one of the Other Agreements, URSI shall give the COMPANY notice promptly after it has knowledge thereof. If URSI, COMPANY and a majority of the Founding Companies do not consent to the effectiveness of such amendment or supplement at or before the Pre-Closing, this Agreement shall be deemed terminated by mutual consent as set forth in Section 12.1(i) hereof. For purposes of this Section 7.9, URSI shall be deemed to have given its consent to the effectiveness of any amendment or supplement to a Schedule if URSI does not notify COMPANY of its disapproval within 48 hours after URSI is notified of such amendment or supplement, and COMPANY and each other Founding Company shall be deemed to have given its consent to the effectiveness of any amendment or supplement to a Schedule if COMPANY or such other Founding Company, as applicable, does not notify URSI of its disapproval within 48 hours after COMPANY or such other Founding Company, as applicable, is notified of such amendment or supplement. Except as otherwise provided herein, no amendment of or supplement to a Schedule shall be made after the Pre-Closing.

      7.10 Cooperation in Preparation of Registration Statement. The COMPANY and STOCKHOLDERS shall furnish or cause to be furnished to URSI and the Underwriters all of the information concerning the COMPANY or the STOCKHOLDERS reasonably requested by URSI and the Underwriters, and will cooperate with URSI and the Underwriters in the preparation of the Registration Statement and the prospectus included therein (including audited financial statements prepared in accordance with generally accepted accounting principles). The COMPANY and the STOCKHOLDERS agree promptly to advise URSI if at any time during the period in which a prospectus relating to the offering is required to be delivered under the Securities Act, any information contained in the prospectus concerning the COMPANY or the

STOCKHOLDERS becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy.

      7.11 Examination of Final Financial Statements. To the extent that combined financial statements of the COMPANY and CABI for any quarter subsequent to December 31, 1997 are required to be included in the Registration Statement, the COMPANY shall provide, and URSI shall have had sufficient time to review, the unaudited combined balance sheet and statements of income, cash flows and retained earnings of the COMPANY and CABI as of the end of such quarter, disclosing no Material Adverse Change in the combined financial condition or results of operations of the COMPANY and CABI. Such financial statements, which shall be deemed to be Financial Statements (as described in Section 5.9), shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as noted therein). To the extent such Financial Statements shall be included or reflected in the Registration Statement, any events or circumstances reflected therein which might constitute a Material Adverse Effect with respect to the COMPANY and CABI shall be deemed to have been waived by URSI and URSI shall have no rights in respect of such Material Adverse Effect.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS AND COMPANY.

            The obligations of STOCKHOLDERS and the COMPANY with respect to actions to be taken on the Pricing Date are subject to the satisfaction or waiver on or prior to the Pricing Date of all of the following conditions. The obligations of the STOCKHOLDERS and the COMPANY with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the conditions set forth in Sections 8.1 and 8.11.

      8.1 Representations and Warranties; Performance of Obligations. All representations and warranties of URSI contained in Section 6 shall be true and correct in all material respects as of the Pricing Date and the Closing Date as though such representations and warranties had been made as of that date; each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by URSI on or before the Pricing Date and the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Pricing Date and the Closing Date and signed by the President or any Vice President of URSI shall have been delivered to the STOCKHOLDERS.

      8.2 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be satisfactory to the COMPANY and its counsel. The STOCKHOLDERS and the COMPANY shall be satisfied that the Registration Statement and the prospectus forming a part thereof, including any amendments thereof or supplement thereto, shall not contain any untrue statement of a material fact, or omit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the condition contained in this sentence shall be deemed satisfied if (i) URSI shall have made available to the COMPANY copies of each draft (or changed pages of such draft) of the Registration Statement produced prior to the initial filing with the Securities and Exchange Commission (the "SEC") the effectiveness thereof and the filing with the SEC of any amendment or supplement thereto after the effectiveness thereof (including any prospectus filed pursuant to Rule 424 under the 1933 Act) and (ii) the COMPANY or STOCKHOLDERS shall have failed to inform URSI in writing prior to the filing or the effectiveness thereof, as the case may be, of the existence of an untrue statement of a material fact or the omission of such a statement of a material fact, provided however, that for the period commencing 72 hours prior to any such filing or effectiveness, URSI can make such draft or changed pages available by facsimile.

      8.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger or the offering and sale by URSI of URSI Stock pursuant to the Registration Statement and no governmental agency or body shall have taken any other action or made any request of the COMPANY as a result of which the management of the COMPANY deems it inadvisable to proceed with the transactions hereunder.

      8.4 Stockholders' Release. Each stockholder of URSI immediately prior to the Pricing Date who is an officer or director of URSI shall have delivered to the COMPANY an instrument dated the Pricing Date releasing URSI from any and all claims of such stockholders against URSI and obligations of URSI to such stockholders other than obligations arising in connection with this Agreement, obligations to Ross Berner and Mark McKinney for loans made to the COMPANY which are disclosed in the Registration Statement, the Other Agreements, any employment agreements between such stockholders and URSI, any options to purchase URSI Stock granted by URSI to such stockholder and any right to the issuance of the shares of URSI Stock set forth in Annex III hereto.

      8.5 Opinion of Counsel. The COMPANY shall have received an opinion from counsel for URSI, dated the Closing Date, in the form annexed hereto as Annex V.

      8.6 Director Indemnification. URSI shall have obtained directors and officers liability insurance from a reputable insurance company in type and amount as is customary for companies similarly situated and URSI shall have entered into an indemnification agreement with each STOCKHOLDER, if any, who will become a director of URSI substantially in the form attached as Annex VII.

      8.7 Registration Statement. URSI shall have filed with the SEC a registration statement on Form S-1 covering the offer and sale of shares of URSI Stock having a value (the "Offered Value") of at least $40,000,000. The Registration Statement shall have been declared effective by the SEC and the underwriters named therein shall have agreed to acquire on a firm commitment basis such shares of URSI Stock, subject to the conditions set forth in an underwriting agreement (the "Underwriting Agreement"), on terms such that the aggregate value of the cash and of the number of shares of URSI Stock (valued at the IPO initial public offering price) to be received by the STOCKHOLDERS as shown on Annex I is not less than the Minimum Value set forth on Annex I.

      8.8 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of COMPANY as a result of which COMPANY deems it inadvisable to proceed with the transactions hereunder.

      8.9 Good Standing Certificates. URSI shall have delivered to the COMPANY a certificate, dated as of a date no later than ten days prior to the Pricing Date, duly issued by the Delaware Secretary of State and in each state in which URSI is authorized to do business, showing that URSI is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for URSI, for all periods prior to the Pre-Closing have been filed and paid.

      8.10 No Waivers. URSI shall not have waived any closing condition under any Other Agreement, unless such condition does not constitute a Material Adverse Effect (as defined in such Other Agreement) on the Founding Company party to such Other Agreement.

      8.11 No Material Adverse Change. No event or circumstance shall have occurred which would constitute a URSI Material Adverse Effect; and the COMPANY shall have received a certificate signed by URSI dated the Pricing Date and the Closing Date.

      8.12 Transfer Restrictions. Each stockholder named on Annex III who is an officer or director of URSI shall have entered into an agreement with URSI pursuant to which such stockholder agrees to restrictions on such stockholder's ability to transfer securities similar to the restrictions imposed on the STOCKHOLDERS pursuant to Section 15 hereof.

      8.13 Employment Agreements, Consulting Agreements, Leases and Cosale Agreement. URSI shall have entered the Employment Agreements, Consulting Agreements and Leases (all as defined in Section 9.12); and Ed Sheehan, Mark McKinney and Ross Berner shall have entered into a cosale agreement for the benefit of the Stockholders and the stockholders of Other Companies in the form attached as Annex XI.

      8.14 Tax Opinion. The STOCKHOLDERS shall have received an opinion dated the Closing Date of Fabian & Clendenin to the effect that the Merger qualifies as a reorganization as defined in Section 368(a)(i)(A) of the Code. The STOCKHOLDERS shall provide such certificates as may be reasonably required by such firm in rendering such opinion.

      8.15 CABI Closing. CABI shall be acquired by URSI on the Closing Date.

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF URSI.

            The obligations of URSI with respect to actions to be taken on the Pricing Date are subject to the satisfaction or waiver on or prior to the Pricing Date of all of the following conditions. The obligations of URSI with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the conditions set forth in Sections 9.1 and 9.4.

      9.1 Representations and Warranties; Performance of Obligations. All the representations and warranties of the STOCKHOLDERS and the COMPANY contained in this Agreement shall be true and correct in all material respects as of the Pricing Date and the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by the STOCKHOLDERS and the COMPANY on or before the Pricing Date or the Closing Date, as the case may be, shall have been duly performed or complied with in all material respects; and the STOCKHOLDERS shall have delivered to URSI a certificate dated the Pricing Date and the Closing Date and signed by them to such effect.

      9.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger or the offering and sale by URSI of URSI Stock pursuant to the Registration Statement and no governmental agency or body shall have taken any other action or made any request of URSI as a result of which the management of URSI deems it inadvisable to proceed with the transactions hereunder.

      9.3 Examination of Final Financial Statements. Prior to the Closing Date, URSI shall have had sufficient time to review the unaudited consolidated balance sheets of the COMPANY and CABI for the fiscal quarters beginning after the Balance Sheet Date, and the unaudited consolidated combined statement of income, cash flows and retained earnings of the COMPANY and CABI for the fiscal quarters beginning after the Balance Sheet Date, disclosing no material adverse change in the financial condition of the COMPANY and CABI or the results of their operations from the financial statements as of the Balance Sheet Date.

      9.4 No Material Adverse Effect. No event or circumstance shall have occurred which would constitute a Material Adverse Effect; and URSI shall have received a certificate signed by the STOCKHOLDERS dated the Pricing Date to such effect.

      9.5 STOCKHOLDERS' Release. The STOCKHOLDERS shall have delivered to URSI immediately prior to the Pricing Date an instrument dated the Pricing Date releasing the COMPANY from any and all claims of the STOCKHOLDERS against the COMPANY and obligations of the COMPANY to the STOCKHOLDERS, except for items specifically identified on Schedules 5.10 and 5.15 as being claims of or obligations to the STOCKHOLDERS and continuing obligations to STOCKHOLDERS relating to their employment by the Surviving Corporation.

      9.6 Satisfaction. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to URSI.

      9.7 Termination of Related Party Agreements. All existing agreements between the COMPANY and the STOCKHOLDERS or business or personal affiliates of the COMPANY or STOCKHOLDERS, other than those set forth on Schedule 9.7 shall have been cancelled.

      9.8 Opinion of Counsel. URSI shall have received an opinion from Dwyer Sheridan & Fitzgerald, counsel to the COMPANY and the STOCKHOLDERS, dated the Pricing Date, in the form annexed hereto as Annex VI, and the Underwriters shall have received a copy of the same opinion addressed to them.

      9.9 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; the COMPANY shall have obtained and delivered to URSI such additional consents to the Merger as URSI may reasonably request including, without limitation, URSI's receipt on or prior to the Pricing Date of those licenses, franchises, permits or governmental authorizations set forth on Schedule 5.12 pursuant to the last sentence of Section 5.12, or assurances reasonably acceptable to it that such licenses, franchises, permits or governmental authorizations will be received on the Closing Date or that the failure to receive such licenses, franchises, permits or governmental authorizations on the Closing Date will not adversely affect its ability to conduct the business of the Company as conducted prior to the Closing Date; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of URSI as a result of which URSI deems it inadvisable to proceed with the transactions hereunder.

      9.10 Good Standing Certificates. The COMPANY shall have delivered to URSI a certificate, dated as of a date no later than ten days prior to the Pricing Date, duly issued by the appropriate governmental authority in the COMPANY's state of incorporation and, unless waived by URSI, in each state in which the COMPANY is authorized to do business, showing the COMPANY is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes due by the COMPANY for all periods prior to the Pre-Closing have been filed and paid.

      9.11 Registration Statement. The Registration Statement shall have been declared effective by the SEC.

      9.12 Employment Agreements, Consulting Agreements and Leases. Each of the persons listed on Schedule 9.12(a) shall have entered into an employment agreement with URSI substantially in the form of Annex VIII A or Annex VIII B, whichever is indicated on Schedule 9.12(a) (each an "Employment Agreement"), each of the STOCKHOLDERS listed on Schedule 9.12(b) shall have entered into a consulting agreement with URSI substantially in the form of Annex IX (each a "Consulting Agreement"), and each of the STOCKHOLDERS listed on Schedule 9.12(c) shall have entered into leases with URSI substantially in the form attached as Annex X (collectively the "Leases").

      9.13 Repayment of Indebtedness. Prior to the Pricing Date, the STOCKHOLDERS shall have repaid the COMPANY (including the Company's Subsidiaries) in full all amounts owing by the STOCKHOLDERS to the COMPANY (including the COMPANY's Subsidiaries).

      9.14 FIRPTA Certificate. Each STOCKHOLDER shall have delivered to URSI a certificate to the effect that such STOCKHOLDER is not a foreign person pursuant to Section 1.1445-2(b) of the Treasury regulations.

      9.15 Insurance. URSI shall be named as an additional named insured on, or alternatively the insurer shall have been notified of the Merger and shall have confirmed in writing that the Surviving Corporation will be an insured under, each of the COMPANY's insurance policies.

      9.16 Releases. The Company shall have been released from its obligations as guarantor of those mortgage obligations described in Schedule 5.10 of which David A. Caron and 359 Burnham Street LLC are the obligors, or received assurances reasonably acceptable to URSI that URSI, as the successor to the Company, will be released from such obligations promptly following the Closing Date.

10. POST-CLOSING COVENANTS AND SPECIAL TAX MATTERS.

      10.1 Preservation of Tax and Accounting Treatment. After the Closing Date, none of the parties shall knowingly undertake any act, or knowingly permit any subsidiary or affiliate to undertake any act, that would jeopardize the status of the Merger as a reorganization described in Section 368(a)(1)(A) of the Code. Such acts shall include, but not be limited to, the following:

            (i) for a period of two years following the Closing Date, the retirement or reacquisition, directly or indirectly, by URSI of all or part of the URSI Stock issued in connection with the transactions contemplated hereby pursuant to a plan considered or adopted by URSI on or before the Closing Date;

            (ii) the provision of any financial and/or economic benefits by URSI to the STOCKHOLDERS in their capacity as such, except as expressly provided in this Agreement;

            (iii) the disposition of any material part of the assets of the COMPANY within two years following the Closing Date except (x) in the ordinary course of business, (y) to eliminate duplicate services or excess capacity or
(z) to address financial matters or performance issues which were not reasonably expected to occur as of the Closing Date;

            (iv) in the absence of compelling financial concerns not otherwise present on the Closing Date or other changed circumstances not otherwise anticipated on the Closing Date, the discontinuance of the historic business of the COMPANY; or

            (v) for a period of one year following the Closing Date, in the absence of materially changed circumstances not anticipated on the Closing Date, the disposition by the STOCKHOLDERS of a material amount of URSI Stock issued in connection with the Merger.

      10.2 Disclosure. If, subsequent to the Pricing Date and prior to the 25th day after the date of the final prospectus of URSI utilized in connection with the IPO, the COMPANY or the STOCKHOLDERS become aware of any fact or circumstance which would change (or, if after the Closing Date, would have changed) a representation or warranty of COMPANY or STOCKHOLDERS in this Agreement or would affect any document delivered pursuant hereto in any material respect, the COMPANY and the STOCKHOLDERS shall promptly give notice of such fact or circumstance to URSI.

      10.3 Cooperation in Tax Return Preparation. Each party hereto shall at their own expense cooperate with each other and make available to each other such Tax data and other information as may be reasonably required in connection with (i) the preparation or filing of any Tax Return, election, consent or certification, or any claim for refund, (ii) any determinations of liability for Taxes, or (iii) an audit, examination or other proceeding with respect to Taxes ("Tax Data"). Such cooperation shall include, without limitation, making their respective employees and independent auditors reasonably available on a mutually convenient basis for all reasonable purposes, including, without limitation, to provide explanations and background information and to permit the copying of books, records, schedules, workpapers, notices, revenue agent reports, settlement or closing agreements and other documents containing the Tax Data ("Tax Documentation"). The Tax Data and the Tax Documentation shall be retained until one year after the expiration of all applicable statutes of limitations (including extensions thereof); provided, however, that in the event an audit, examination, investigation or other proceeding has been instituted prior to the expiration of an applicable statute of limitations, the Tax Data and Tax Documentation relating thereto shall be retained until there is a final determination thereof (and the time for any appeal has expired).

      10.4 Tax Return Preparation and Filing.

            (i) URSI will be responsible for preparing and filing (or causing the preparation and filing of) all income Tax Returns with respect to URSI or any Acquired Party for any taxable period beginning on or after the Closing Date. The parties hereto acknowledge that the Closing Date shall be the last day of a taxable period of the Company pursuant to Code Section 381 and the regulations promulgated thereunder.

            (ii) STOCKHOLDERS will be responsible for preparing and filing (or causing the preparation and filing of) all income Tax Returns with respect to the COMPANY and any Acquired Party for any taxable period ending on or before the Closing Date. URSI and the STOCKHOLDERS shall (a) with respect to such income Tax Returns, determine the income, gain, expenses, losses, deductions, and credits of the COMPANY and any Acquired Party in a manner consistent with prior practice and in a manner that apportions such income, gain, expenses, loss, deductions and credits equitably from period to period and (b) prepare such Tax Returns in a manner consistent with prior years, in each case as determined in the good faith judgment of the preparer of such returns; provided, however, that in all events such Tax Returns shall be prepared in a manner consistent with applicable laws.

            (iii) In order appropriately to apportion any Taxes relating to a taxable period that includes (but that would not, but for this section, close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and any Acquired Party, and such taxable period shall be treated as a Pre-Closing Period for purposes of this Agreement. In any case where applicable law does not permit the Company or an Acquired Party to treat the Closing Date as the last day of a taxable period, then for purposes of this Agreement, the portion of each such Tax that is attributable to the operations of the Company or an Acquired Party for such Interim Period shall be (i) in the case of a Tax that is not based on income or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in such period, and (ii) in the case of a Tax that is based on income or gross receipts, the Tax that would be due with respect to the Interim Period, if such Interim Period constituted an entire taxable period.

      10.5 Reorganization Status Information Reporting. Each of the parties agrees to file whatever information returns may be required to treat the merger of URSI and the COMPANY pursuant to this Agreement as a reorganization described in Section 368(a)(1)(A) of the Code, and, in particular, to comply with the tax reporting requirements of Section 1.368-3 of the Treasury Regulations.

      10.6 Special Definitions Related to Tax Matters. For all purposes of this Agreement related to any Tax matters (including Sections 5.22 and 6.12):

            (a) "Affiliate" of a person or entity shall mean a person or entity that directly or indirectly controls, is controlled by or is under common control with that person or entity.

            (b) "Interim Period" shall mean any taxable period commencing prior to the Closing Date and ending after the Closing Date.

            (c) "Pre-Closing Period" shall mean (i) any taxable period that begins before the Closing Date and ends on or before the Closing Date and (ii) the portion of any Interim Period through and including the Closing Date.

            (d) "Post-Closing Period" means any taxable period that begins after the Closing Date, and, with respect to any Interim Period, the portion of such Interim Period commencing on the Closing Date.

            (e) "Tax" means any federal, state, local, or foreign income, gross receipts, ad valorem, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A), customs duties, capital stock, net worth, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, workers compensation, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, including any interest, penalty, or addition thereto, without regard to whether such tax is disputed or not or arose before, on or after the Closing Date.

            (f) "Tax Returns" means all reports, elections, declarations, claims for refund, estimates, information statements and returns (including any schedules and attachments thereto) relating to, or required to be filed in connection with, any Taxes pursuant to the statutes, rules and regulations of any federal, state, local or foreign government taxing authority.

            (g) "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction, having or purporting to have jurisdiction with respect to any Tax.

      10.7 Directors. The persons named in the Registration Statement shall be appointed as directors of URSI on or before the Closing Date.

      10.8 Release from Guarantees. URSI shall use its best efforts to have the STOCKHOLDERS released from any and all guarantees on any obligations of the COMPANY that they personally guaranteed for the benefit of the COMPANY (including the COMPANY's Subsidiaries), with all such guarantees on indebtedness being assumed by URSI. URSI agrees to indemnify the STOCKHOLDERS against any and all claims made by lenders under such guarantee which arise as a result of URSI's failure to cause such guarantee to be released on or prior to the Closing.

      10.9 Preservation of Plans. For a period of five (5) years following the Closing Date, URSI will use its best efforts to maintain in full force and effect each Plan listed in Schedule 10.9, and if any such Plan is a Qualified Plan, will continue to make contributions to such Plan at or above the level stated in Schedule 10.9, unless and until (i) in the case of any Qualified Plan listed in Schedule 10.9, URSI establishes a defined contribution plan intended to qualify under Section 401(a) of the Code and makes contributions to such plan at or above the level stated in Schedule 10.9, or (ii) in the case of each other Plan, URSI establishes a replacement Plan providing equivalent or better benefits, provided that if the cost of providing equivalent benefits should, in the good faith judgment of URSI, become commercially unreasonable, the replacement plan established by URSI may have benefits that are, in the good faith judgment of URSI, as close to equivalent as can be obtained at commercially reasonable cost. There are no intended third party beneficiaries of this Section 10.9, and after the Closing Date it can be waived or modified by URSI and STOCKHOLDERS (or their successors) shown as owning two-thirds of COMPANY Stock on Annex II.

11. INDEMNIFICATION.

            The STOCKHOLDERS and URSI each make the following covenants that are applicable to them, respectively:

      11.1 General Indemnification by the STOCKHOLDERS. The STOCKHOLDERS covenant and agree that they, jointly and severally (except with respect to Sections 5.30 through 5.32, which shall be several), will indemnify, defend, protect and hold harmless URSI, the COMPANY and the Surviving Corporation at all times from and after the date of this Agreement until the Expiration Date as defined in Section 5 above, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by URSI, the COMPANY or the Surviving Corporation as a result of or arising from (i) any breach of the representations and warranties of the STOCKHOLDERS or the COMPANY set forth herein or on the schedules or certificates delivered in connection herewith (other than the representations and warranties provided in Section 5.22, for which Section 11.6 provides special indemnity provisions); (ii) any nonfulfillment of any agreement on the part of the STOCKHOLDERS or the COMPANY under this Agreement; or (iii) any liability under the 1933 Act, the 1934 Act or other Federal or state law or regulation, at common law or otherwise, (x) arising out of or based upon any untrue statement of a material fact relating to the COMPANY (including the COMPANY's Subsidiaries) or the STOCKHOLDERS that is provided to URSI or its counsel by the COMPANY or the STOCKHOLDERS and contained in any preliminary prospectus relating to the IPO, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or (y) arising out of or based upon any omission to state therein a material fact relating to the COMPANY (including the COMPANY's Subsidiaries) or the STOCKHOLDERS that is required to be stated therein or necessary to make the statements therein not misleading, and not provided to URSI or its counsel by the COMPANY or the STOCKHOLDERS, provided, however, that such indemnity shall not inure to the benefit of URSI, the COMPANY or the Surviving Corporation to the extent that such untrue statement (or alleged untrue statement) was made in, or omission (or alleged omission) occurred in, any preliminary prospectus and the STOCKHOLDERS provided, in writing, corrected information to URSI counsel and to URSI for inclusion in the final prospectus, and such information was not so included.

      11.2 Indemnification by URSI. URSI covenants and agrees that it will indemnify, defend, protect and hold harmless the COMPANY and the STOCKHOLDERS at all times from and after the date of this Agreement until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by the COMPANY and the STOCKHOLDERS as a result of or arising from (i) any breach by URSI of its representations and warranties set forth herein or on the schedules or certificates attached hereto; (ii) any nonfulfillment of any agreement on the part of URSI under this Agreement; (iii) any liabilities which the COMPANY or the STOCKHOLDERS may incur due to URSI's failure to be responsible for the liabilities and obligations of the COMPANY as provided in
Section 1 hereof (except to the extent that URSI has claims against the STOCKHOLDERS by reason of such liabilities); or (iv) any liability under the 1933 Act, the 1934 Act or other Federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact relating to URSI or any of the Founding Companies other than the COMPANY contained in any preliminary prospectus, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact relating to URSI or any of the Founding Companies other than the COMPANY that is required to be stated therein or necessary to make the statements therein not misleading.

      11.3 Third Person Claims. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section 11.1 or 11.2 hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any criminal proceeding without the consent of the Indemnified Party. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. All Indemnified Parties shall use the same counsel, which shall be the counsel selected by Indemnifying Party, provided that if such counsel shall have a conflict of interest that prevents such counsel from representing Indemnified Party, Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim and all additional costs of settlement or judgment. If the Indemnifying Party does not undertake to defend such matter as to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. All settlements hereunder shall effect a complete release of the Indemnified Party, unless the Indemnified Party otherwise agrees in writing. The parties hereto will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Section, provided that no Indemnifying Party shall be obligated to seek any payment pursuant to the terms of any insurance policy. All indemnification payments under this Section shall be deemed adjustments to the Merger consideration provided for herein.

      11.4 Exclusive Remedy. The indemnification provided for in this Section 11 shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party, provided that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement.

      11.5 Limitations on Indemnification.

            (i) The first amounts otherwise payable by one or more STOCKHOLDERS (whether jointly and severally or severally) pursuant to Sections 11.1 and 11.3 to URSI, the COMPANY and the Surviving Corporation will be offset and reduced (but not below zero) by the Indemnification Threshold. The "Indemnification Threshold" is an amount equal to two percent (2%) of the aggregate value of the consideration paid to the STOCKHOLDERS on the Closing Date pursuant to Section
2.2 of this Agreement plus the aggregate value of the consideration paid to the stockholders of CABI pursuant to Section 2.2 of the Agreement and Plan of Reorganization among URSI, CABI and the stockholders of CABI ("CABI Agreement") unless this Agreement is terminated prior to the Closing Date, in which event the Indemnification Threshold is an amount equal to two percent (2%) of the Minimum Value set forth in Annex I. All such amounts otherwise payable by one or more STOCKHOLDERS in excess of the amount so offset and reduced shall be paid without offset or reduction pursuant to this Section 11.5(i). This Section 11.5(i) shall not apply to amounts payable pursuant to Section 11.6. For purposes of determining the Indemnification Threshold, the URSI Stock shall be valued at the initial price of the URSI Stock sold to the public in the IPO.

            (ii) The first amounts otherwise payable by URSI pursuant to Sections 11.2 and 11.3 to STOCKHOLDERS and the COMPANY will be offset and reduced (but not below zero) by an amount equal to the Indemnification Threshold. All such amounts otherwise payable by URSI in excess of the amount so offset and reduced shall be paid without offset or reduction pursuant to this Section 11.5(ii). This Section 11.5(ii) shall not apply to amounts payable pursuant to Section 11.6.

            (iii) If this Agreement is terminated prior to the Closing Date, in no event shall any STOCKHOLDER be liable under this Agreement, including this
Section 11, to pay more than one-half the Minimum Value set forth in Annex I, multiplied by such STOCKHOLDER's percentage ownership of issued and outstanding COMPANY Stock, with respect to Specially Limited Claims. If this Agreement is not terminated prior to the Closing Date, in no event shall any STOCKHOLDER be liable under this Agreement, including this Section 11, and the CABI Agreement to pay more than one-half the amount of the proceeds received by such STOCKHOLDER pursuant to this Agreement, and the CABI Agreement calculated as provided in Section 11.5(iv), with respect to Specially Limited Claims and "Specially Limited Claims" as such term is defined in the CABI Agreement. Specially Limited Claims are all claims that may be made pursuant to this Agreement, including this Section 11, and the CABI Agreement except claims based on (a) breach of representations and warranties in Section 5.13, (b) breach of representations and warranties in Section 5.19 or Section 5.20 or (c) Section 11.6.

            (iv) If this Agreement is terminated prior to the Closing Date, then notwithstanding any other term of this Agreement, in no event shall any STOCKHOLDER be liable under this Agreement, including this Section 11, for amounts which in the aggregate exceed the Minimum Value set forth in Annex I, multiplied by such STOCKHOLDER's percentage ownership of issued and outstanding COMPANY Stock. If this Agreement is not terminated prior to the Closing Date, then notwithstanding any other term of this Agreement, in no event shall any STOCKHOLDER be liable under this Agreement, including this Section 11, for amounts which in the aggregate exceed the amount of proceeds received by such STOCKHOLDER pursuant to this Agreement and the CABI Agreement. The amount of proceeds received by each STOCKHOLDER pursuant to this Agreement shall be calculated (for purposes of Section 11.5(iii) and this Section 11.5(iv)) by adding (a) the cash proceeds paid to such STOCKHOLDER pursuant to Section 2.2 hereof prior to the date that the indemnity obligation of such STOCKHOLDER is paid, plus (b) the net proceeds to such STOCKHOLDER from the sale of such STOCKHOLDER's URSI Stock received pursuant to Section 2.2 hereof prior to the date that the indemnity obligation of such STOCKHOLDER is paid, plus (c) the Fair Market Value (as defined in Annex I) of the unsold shares of URSI Stock received by such STOCKHOLDER pursuant to Section 2.2 prior to the date that the indemnity obligation of such STOCKHOLDER is paid, valued on the trading day prior to the day the indemnification obligation is paid. The amount of proceeds received by a STOCKHOLDER under the CABI agreement shall be determined as set forth in Section 11.5(iv) thereof.

            (v) In the event that any STOCKHOLDER has requested registration of any shares of URSI Stock pursuant to the last paragraph of Section 17.2, the amount of any indemnification obligation that is to be paid from the proceeds of the sale of such shares of URSI Stock shall not be payable until ten (10) days after such shares may be sold pursuant to such registration statement.

            (vi) Notwithstanding any other provision of this Agreement, no STOCKHOLDER shall have any obligation to indemnify URSI or its successors with respect to a breach of a representation made in Section 5.9 to the extent that such breach arises either (a) by reason of KPMG Peat Marwick LLP's interpretation of generally accepted accounting principles as reflected in the Financial Statements, or (b) by reason of KPMG Peat Marwick, having first been provided by COMPANY or such STOCKHOLDER with all necessary and relevant information relating to an item to be set forth on the Financial Statements, not including or properly presenting such item on the Financial Statements in accordance with generally accepted accounting principles consistently applied, provided, however, that the limitation on liability set forth in subsection (b) above shall not limit the liability of any STOCKHOLDER to URSI with respect to any item if such STOCKHOLDER prior to the Closing Date has actual knowledge (including, if applicable, an actual knowledge of the generally accepted accounting principles relevant to an item) of a failure by KPMG Peat Marwick LLP to so include or properly present an item and did not prior to the Closing Date inform URSI of any such item as to which such STOCKHOLDER has such actual knowledge. The provisions and limitations of this section shall have no relevance to, and shall not be applied against or otherwise serve to reduce, any basket or cap provided for in this Agreement.

      11.6 Special Tax Indemnity Provisions.

            (i) From and after the Closing Date, the STOCKHOLDERS, jointly and severally, shall indemnify and save URSI, the COMPANY and any Acquired Party harmless from, and shall be entitled to any refund of, any and all Taxes (including without limitation any obligation to contribute to the payment of, or be entitled to share in the refund of, a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the COMPANY or any Acquired Party) which are (i) imposed on any member (other than the COMPANY or any Acquired Party) of the consolidated, unitary or combined group which includes or included the COMPANY or any Acquired Party or (ii) imposed on the COMPANY or any Acquired Party in respect of its income, business, property or operations or for which the COMPANY or any Acquired Party may otherwise be liable (A) for any Pre-Closing Period, (B) resulting by reason of the several liability of the COMPANY or any Acquired Party pursuant to Treasury Regulations section

1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the COMPANY or any Acquired Party having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (C) resulting from the COMPANY or any Acquired Party ceasing to be a member of any affiliated group (within the meaning of Section 1504(a) of the Code), (D) in respect of any Post-Closing Period, attributable to events, transactions, sales, deposits, services or rentals occurring, received or performed in a Pre-Closing Period,
(E) in respect of any Post-Closing Period, attributable to any change in accounting method employed by the COMPANY or any Acquired Party during any of the four previous taxable years, (F) in respect of any Post-Closing Period, attributable to any items of income or gain of an entity treated as a partnership reported by the COMPANY or any Acquired Party as a partner, to the extent such items are properly attributable to periods of the "partnership" ending on or before the Closing Date, or (G) attributable to any discharge of indebtedness that may result from any capital contributions by STOCKHOLDERS (or an affiliate of STOCKHOLDERS) to the COMPANY or any Acquired Party of any intercompany indebtedness owed by COMPANY to any STOCKHOLDER (or an affiliate of any STOCKHOLDER), but, in each case, only to the extent such Taxes or the entitlement to such refund are not reflected on the applicable Company Financial Statements as of the Balance Sheet Date.

            (ii) From and after the Closing Date, STOCKHOLDERS shall, jointly and severally, indemnify and save URSI, the COMPANY and any Acquired Party harmless from (x) any Taxes imposed on URSI, the COMPANY and any Acquired Party (or any affiliate of URSI, the COMPANY or any Acquired Party) attributable to any breach of a warranty or representation made by STOCKHOLDERS in Section 5.22(xx), Section 5.22(xxiv) or Section 5.22(xxv) and (y) any liability imposed on URSI, the COMPANY and any Acquired Party (or any affiliate of such companies) attributable to any breach of a warranty or representation made by STOCKHOLDERS in Section 5.22, excluding Section 5.22(xx), Section 5.22(xxiv) and Section 5.22(xxv).

            (iii) From and after the Closing Date, and except as expressly provided otherwise in Section 11.6 (ii) or elsewhere in this Section 11.6, URSI and the COMPANY shall indemnify and hold harmless STOCKHOLDERS from (x) any Taxes imposed on URSI, the COMPANY or any Acquired Party with respect to any Post-Closing Period and (y) any liability imposed on STOCKHOLDERS attributable to any breach of a warranty or representation made by URSI in Section 6.12.

            (iv) To the extent any party to this Agreement is entitled to indemnification from another party under this Section 11.6, such claim for indemnification shall include the right to recover any losses, damages, liabilities, expenses and costs related thereto, including, without limitation, reasonable attorney's and expert witness fees and other costs of investigating or attempting to avoid the same or oppose the imposition thereof, together with interest thereon at the prime rate in effect from time to time as determined by Bank of America N.T. & S.A., compounded quarterly from the date incurred.

            (v) Except to the extent expressly provided to the contrary in this
Section 11.6, the general procedures regarding notice and pursuit of indemnification claims set forth in Sections 11.1 through 11.5 shall apply to all claims for indemnification made under this Section 11.6. Notwithstanding the immediately preceding sentence and any provision of Section 11 to the contrary, if a claim for indemnification involves any matter covered in this Section 11.6, then the contest provisions of Section 11.7, as applicable, shall control regarding the defense and handling of any such third-party claim that could give rise to an indemnification obligation on the part of one party to another. In addition, and notwithstanding anything else in Article 11 to the contrary, the party with the right to control a contest has the right to choose counsel of its choice regarding such contest. Furthermore, there shall be no limit on (i) the time period during which a claim for indemnification may be made under this
Section 11.6 or (ii) the minimum or maximum amount of indemnity payments that may be recovered pursuant to this Section 11.6 (other than (x) each party's obligation to make claims for indemnification promptly and without undue delay and (y) the aggregate limit for all indemnity payments imposed on a STOCKHOLDER provided in Section 11.5(iv)).

            (vi) All amounts paid pursuant to this Section 11.6 by one party to another party (other than interest payments) shall be treated by such parties as an adjustment to the value of the merger consideration provided pursuant to this Agreement.

      11.7 Special Contest Rights Related to Tax Matters.

            (i) The STOCKHOLDERS shall have the sole right (but not the obligation) to control, defend, settle, compromise or prosecute in any manner any audit, examination, investigation, hearing or other proceeding with respect to any Tax Return of the COMPANY or any Acquired Party involving only Pre-Closing Periods.

            (ii) Except as expressly provided to the contrary in this Section 11.7, URSI shall have the sole right (but not the obligation) to control, defend, settle, compromise, or prosecute in any manner an audit, examination, investigation, hearing or other proceeding with respect to any Tax Return of the COMPANY or any Acquired Party; provided, however, that any liability for Taxes or Tax issues related to an Interim Period may not be settled or compromised without the consent of the STOCKHOLDERS, which consent shall not be unreasonably withheld or delayed. In addition, (i) URSI shall keep the STOCKHOLDERS duly informed of any proceedings in connection with an Interim Period and (ii) the STOCKHOLDERS shall be entitled to receive copies of all correspondence and documents relating to such proceedings and may, at their option, observe such proceedings (including any associated meetings or conferences).

      11.8 Special Notification Requirements Regarding Tax Disputes. URSI and the COMPANY (including any Acquired Party) shall promptly forward to the STOCKHOLDERS all written notifications and other written communications from any Tax Authority received by URSI or the COMPANY (including any Acquired Party) relating solely to any Pre-Closing Period of the COMPANY (including any Acquired Party), and URSI and the COMPANY (including any Acquired Party) shall execute or cause to be executed any power of attorney or other document or take such actions as requested by the STOCKHOLDERS to enable the STOCKHOLDERS to take any action STOCKHOLDERS deem appropriate with respect to any proceedings relating thereto.

      11.9 Refunds. A party receiving a refund, credit or similar offset (or the benefit thereof) with respect to Tax effectively paid by another party shall immediately pay an amount equal to such refund, credit, offset or benefit (including any interest thereon) to the party that effectively paid the Tax with respect to which the refund, credit, offset or benefit relates. A party entitled to a deduction on account of a Tax effectively paid by another party shall pay an amount equal to any Taxes saved by reason of such deduction to the party that effectively bore the economic cost of the Tax with respect to which such deduction relates, such amount to be paid immediately after such saving is realized.

      11.10 Optional Payment With Shares. Subject to Section 10.1, any STOCKHOLDER may make any payment to URSI required by this Section 11 by tendering shares of URSI Stock obtained by such STOCKHOLDER pursuant to Sections 2 and 3 of this Agreement, with shares so tendered being valued at Fair Market Value on the trading day prior to the day the indemnification obligation is paid. No STOCKHOLDER will be entitled to make payment with any other shares of URSI Stock.

12. TERMINATION OF AGREEMENT.

      12.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

            (i) by mutual consent of the boards of directors of URSI and the COMPANY;

            (ii) at or before the Pre-Closing, by the STOCKHOLDERS or COMPANY, on the one hand, or by URSI, on the other hand, if the Pre-Closing has not been completed by June 1, 1998, time being of the essence, unless the failure of such completion is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Pricing Date;

            (iii) at or before the Pre-Closing, by the STOCKHOLDERS or COMPANY, on the one hand, or by URSI, on the other hand, if a material breach or default shall be made by the other in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and such default shall not have been cured and shall not reasonably be expected to be cured on or before the Pricing Date;

            (iv) at or before the Pre-Closing, pursuant to Section 7.9 hereof;

            (v) after the Pre-Closing and before the Closing Date, by the STOCKHOLDERS or COMPANY, on the one hand, or URSI, on the other hand, if the Underwriting Agreement is terminated; or

            (vi) after the Pre-Closing and before the Closing Date, by the STOCKHOLDERS or COMPANY, on the one hand, or URSI, on the other hand, if the Closing Date does not occur within ten (10) days after the Pricing Date, time being of the essence.

      12.2 Liabilities in Event of Termination. In the event of termination of this Agreement as provided in this Section there shall be no liability or obligation on the part of any party hereto except to the extent that such liability is based on the breach by a party of any of its representations, warranties or covenants set forth in this Agreement, provided however, that there shall be no liability for a breach of representation or warranty if such representation or warranty was made in good faith and with no reason to know such representation or warranty was not true at the time made.

      12.3 Use of Financial Statements. If this Agreement is terminated prior to the Closing Date, COMPANY may retain copies of any financial statements prepared by KPMG Peat Marwick LLP only if (i) such termination is not based on Section
7.9 or a material breach or default by any STOCKHOLDER or COMPANY and (ii) COMPANY reimburses URSI for all fees paid to KPMG Peat Marwick LLP. In no event shall COMPANY or any STOCKHOLDER use any such financial statement within one year of the termination of this Agreement in connection with any merger or consolidation of COMPANY with or into any entity in a consolidation transaction substantially similar to URSI's proposed transaction with the COMPANY and the Other Companies as contemplated by this Agreement and the Other Agreements.

13. NONCOMPETITION.

      13.1 Prohibited Activities. Except as set forth on Schedule 13.1, the STOCKHOLDERS will not, for a period of five (5) years following the Closing Date, for any reason whatsoever, directly or indirectly, for themselves or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

            (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in the vehicle towing, transport, salvage or auction businesses, within one hundred (100) miles of where the COMPANY conducted business prior to the effectiveness of the Merger (the "Territory");

            (ii) call upon any person who is, at that time, within the Territory, an employee of URSI (including the subsidiaries thereof) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of URSI (including the subsidiaries thereof), provided that any STOCKHOLDER shall be permitted to call upon and hire any member of his or her immediate family;

            (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of URSI (including the subsidiaries thereof) within the Territory for the purpose of soliciting or selling products or services in direct competition with URSI within the Territory;

            (iv) call upon any prospective acquisition candidate, on any STOCKHOLDER's own behalf or on behalf of any competitor in the vehicle towing or transport business, which candidate was either called upon by URSI (including the subsidiaries thereof) or for which URSI (or any subsidiary thereof) made an acquisition analysis, for the purpose of acquiring such entity, provided that no STOCKHOLDER shall be charged with a violation of this Section unless and until such STOCKHOLDER shall have knowledge or notice that such prospective acquisition candidate was called upon, or that an acquisition analysis was made, for the purpose of acquiring such entity; or

            (v) disclose customers, whether in existence or proposed, of the COMPANY (or the COMPANY's Subsidiaries) to any person, firm, partnership, corporation or business for any reason or purpose whatsoever excluding disclosure to URSI or any of URSI's Subsidiaries.

            Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any STOCKHOLDER from acquiring as an investment not more than three percent (3%) of the capital stock of any business whose stock is traded on a national securities exchange or over-the-counter.

      13.2 Damages. Because of the difficulty of measuring economic losses to URSI as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to URSI for which it would have no other adequate remedy, each STOCKHOLDER agrees that the foregoing covenant may be enforced by URSI, in the event of breach by such STOCKHOLDER, by injunctions and restraining orders.

      13.3 Reasonable Restraint. It is agreed by the parties hereto that the foregoing covenants in this Section 13 impose a reasonable restraint on the STOCKHOLDERS in light of the activities and business of URSI (including the subsidiaries thereof) on the date of the execution of this Agreement and the current plans of URSI; but it is also the intent of URSI and the STOCKHOLDERS that such covenants be construed and enforced in accordance with the changing activities and business of URSI (including the subsidiaries thereof) throughout the term of this covenant.

            It is further agreed by the parties hereto that, in the event that any STOCKHOLDER who has entered into an Employment Agreement shall thereafter cease to be employed thereunder, and such STOCKHOLDER shall enter into a business or pursue other activities not in competition with URSI and/or any subsidiary thereof, or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (i) of this Section 13, and in any event such new business, activities or location are not in violation of this Section 13 or of such STOCKHOLDER's obligations under this
Section 13, if any, such STOCKHOLDER shall not be chargeable with a violation of this Section 13 if URSI and/or any subsidiary thereof shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

      13.4 Severability; Reformation. The covenants in this Section 13 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      13.5 Independent Covenant. All of the covenants in this Section 13 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any

STOCKHOLDER against URSI (including the subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by URSI of such covenants. It is specifically agreed that the period of five (5) years stated at the beginning of this Section 13, during which the agreements and covenants of each STOCKHOLDER made in this Section 13 shall be effective, shall be computed by excluding from such computation any time during which such STOCKHOLDER is in violation of any provision of this Section 13. The covenants contained in this Section 13 shall not be affected by any breach of any other provision hereof by any party hereto, except that upon URSI's admission in writing, or a final judicial determination which is not the subject of appeal or further appeal by URSI, that URSI has materially breached a STOCKHOLDER's Employment Agreement (if applicable), right to have URSI Stock registered under the 1933 Act pursuant to Section 17.1 or 17.2, or right to receive contingent consideration as provided in section C of Annex I, and URSI's failure to cure such material breach within 30 days of such admission or final judicial determination, whichever is applicable, then the covenants contained in this Section 13 with respect to such STOCKHOLDER will expire. The covenants contained in this Section 13 shall have no effect if the transactions contemplated by this Agreement are not consummated.

      13.6 Materiality. The COMPANY and the STOCKHOLDERS hereby agree that this covenant is a material and substantial part of this transaction.

14. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

      14.1 STOCKHOLDERS. The STOCKHOLDERS recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of the COMPANY and/or URSI, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the COMPANY's and/or URSI's respective businesses. The STOCKHOLDERS agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of URSI, (b) following the Closing Date, as required in the course of performing their duties for URSI, and (c) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this
Section 14.1; provided, further, that confidential information shall not include
(i) such information which becomes known to the public generally through no fault of the STOCKHOLDERS, (ii) information required to be disclosed by law or the order of any governmental authority under color of law, provided that prior to disclosing any information pursuant to this clause (ii), the STOCKHOLDERS shall, if possible, give prior written notice thereof to URSI and provide URSI with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by any of the STOCKHOLDERS of the provisions of this section, URSI shall be entitled to an injunction restraining such STOCKHOLDERS from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting URSI from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

      14.2 URSI. URSI recognizes and acknowledges that it had in the past and currently has access to certain confidential information of the COMPANY, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the COMPANY's business. URSI agrees that, prior to the Closing, it will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of the COMPANY, (b) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 14.2 and (c) to the Founding Companies other than the COMPANY and their representatives pursuant to
Section 7.1(i), unless (i) such information becomes known to the public generally through no fault of URSI (ii) disclosure is required by law or the order of any governmental authority under color of law, provided that prior to disclosing any information pursuant to this clause (ii), URSI shall, if possible, give prior written notice thereof to the COMPANY and the STOCKHOLDERS and provide the COMPANY and the STOCKHOLDERS with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. Upon termination of this Agreement prior to the Closing Date for any reason other than the material breach or default of any STOCKHOLDER or COMPANY, URSI will return to COMPANY all documents containing confidential information of COMPANY that were provided to URSI by COMPANY or STOCKHOLDERS and all summaries, abstractions, projections, pro formas or like material prepared by URSI incorporating such confidential information. In the event of a breach or threatened breach by URSI of the provisions of this section, the COMPANY and the STOCKHOLDERS shall be entitled to an injunction restraining URSI from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the COMPANY and the STOCKHOLDERS from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

      14.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 14.1 and 14.2, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders.

      14.4 Survival. The obligations of the parties under this Article 14 shall survive the termination of this Agreement.

15. TRANSFER RESTRICTIONS.

      15.1 Transfer Restrictions. Except for transfers pursuant to Section 17 hereof and except for transfers as set forth in Section 15.2 below to persons or entities who agree to be bound by the restrictions set forth in this Section 15.1, for a period of one year from the Closing Date none of the STOCKHOLDERS shall (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint, or otherwise dispose of (a) any shares of URSI Stock received by the STOCKHOLDERS in the Merger, or (b) any interest (including, without limitation, an option to buy or sell) in any such shares of URSI Stock, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose; or
(ii) engage in any transaction, whether or not with respect to any shares of URSI Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of URSI Stock acquired pursuant to Section 2 hereof (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions). The certificates evidencing the URSI Stock delivered to the STOCKHOLDERS pursuant to Section 3 of this Agreement will bear a legend substantially in the form set forth below and containing such other information as URSI may deem necessary or appropriate:

            THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO [insert the first anniversary of the Closing Date]. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

      15.2 Permitted Transferees. Notwithstanding the provisions of Section 15.1, a STOCKHOLDER shall have the right to transfer some or all of the shares of URSI stock to any one or more of the following, provided that the transferee agrees to be bound (in a form satisfactory to URSI and its counsel) by the terms and conditions of this Agreement with respect to any further transfer of such shares: (a) any family member of a STOCKHOLDER (including, without limitation, any transfer to a custodian under any gift to minors statute), with family members being defined as any spouse, lineal descendant or ancestor of a STOCKHOLDER), (b) any trust which is for the benefit of one or more family members of a STOCKHOLDER and (c) any corporation, partnership, limited liability company or other entity (x) of which a majority of the interests therein by value is owned by the STOCKHOLDER and members of the STOCKHOLDER's family, and (y) which is and continues to be controlled by the STOCKHOLDER and members of the STOCKHOLDER'S family for the period set forth in
Section 15.1.

16. FEDERAL SECURITIES ACT REPRESENTATIONS.

            The STOCKHOLDERS acknowledge that the shares of URSI Stock to be delivered to the STOCKHOLDERS pursuant to this Agreement have not been and will not be registered under the Act and therefore may not be resold without compliance with the Act. The URSI Stock to be acquired by such STOCKHOLDERS pursuant to this Agreement is being acquired solely for their own respective accounts, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

      16.1 Compliance with Law. The STOCKHOLDERS covenant, warrant and represent that none of the shares of URSI Stock issued to such STOCKHOLDERS will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Act and the rules and regulations of the SEC. All the URSI Stock shall bear the following legend in addition to the legend required under Section 15 of this Agreement:

            THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT") AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE 1933 ACT AND APPLICABLE SECURITIES LAWS.

      16.2 Accredited Investors; Economic Risk; Sophistication. Except as disclosed on Schedule 16.2, each STOCKHOLDER represents and warrants that such STOCKHOLDER is an "accredited investor," as that term is defined in Regulation D promulgated by the SEC under the 1933 Act. The STOCKHOLDERS are able to bear the economic risk of an investment in the URSI Stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment in the URSI Stock. The STOCKHOLDERS or their respective purchaser representatives have had an adequate opportunity to ask questions and receive answers from the officers of URSI concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of URSI, the plans for the operations of the business of URSI, the business, operations and financial condition of the Founding Companies other than the COMPANY, and any plans for additional acquisitions and the like.

17. REGISTRATION RIGHTS.

      17.1 Piggyback Registration Rights. At any time following the Closing Date, whenever URSI proposes to register any URSI Stock for its own or others' account under the 1933 Act for a public offering, other than (i) registrations of shares to be used as consideration for acquisitions of additional businesses by URSI and (ii) registrations relating to employee benefit plans, URSI shall give each of the STOCKHOLDERS prompt written notice of its intent to do so. Upon the written request of any of the STOCKHOLDERS given within thirty (30) days after receipt of such notice, URSI shall cause to be included in such registration all of the URSI Stock issued pursuant to this Agreement which any such STOCKHOLDER requests, provided that URSI shall have the right to reduce the number of shares included in such registration to the extent that inclusion of such shares could, in the opinion of tax counsel to URSI or its independent auditors, jeopardize the status of the transactions contemplated hereby and by the Registration Statement as a reorganization described in Section 368(a)(1)(A) of the Code. In addition, if URSI is advised in writing in good faith by any managing underwriter of an underwritten offering of the securities being offered pursuant to any registration statement under this Section 17.1 that the number of shares to be sold by persons other than URSI is greater than the number of such shares which can be offered without adversely affecting the offering, URSI may reduce the number of shares offered for the accounts of such persons to a number deemed satisfactory by such managing underwriter, provided that such reduction shall be made first by reducing the number of shares to be sold by persons other than URSI, the stockholders named on Annex III hereto, the stockholders of the Founding Companies, and any person or persons who have required such registration pursuant to "demand" registration rights granted by URSI; thereafter, if a further reduction is required, it shall be made first by reducing the number of shares to be sold by the stockholders named on Annex III hereto and the stockholders of the Founding Companies, with such further reduction being made so that to the extent any shares can be sold by stockholders named in Annex III hereto and the stockholders of the Founding Companies, each such stockholder will be permitted to sell a number of shares proportionate to the number of shares of

URSI Stock owned by such stockholder immediately after the Closing, provided that if any stockholder does not wish to sell all shares such stockholder is permitted to sell, the opportunity to sell additional shares shall be reallocated in the same manner to those stockholders named in Annex III hereto and stockholders of the Founding Companies who wish to sell more shares until no more shares can be sold by such stockholders.

      17.2 Demand Registration Rights. At any time after the date two years after the Closing Date, the holders of shares of URSI Stock issued to the Founding Stockholders pursuant to this Agreement and the Other Agreements which have (i) not been previously registered or sold, (ii) which are not entitled to be sold under Rule 144(k) (or any similar or successor provision) and (iii) which have an aggregate market value in excess of $5 million (based on the average closing price on the five days prior to the date of such request) promulgated under the 1933 Act may request in writing that URSI file a registration statement under the 1933 Act covering the registration of the shares of URSI Stock issued to the Founding Stockholders pursuant to this Agreement and the Other Agreements disclosed in the Registration Statement then held by such Founding Stockholders (a "Demand Registration"). Within ten (10) days of the receipt of such request, URSI shall give written notice of such request to all other Founding Stockholders and shall, as soon as practicable, file and use its best efforts to cause to become effective a registration statement covering all such shares. URSI will use its best efforts to keep such Demand Registration current and effective for one hundred twenty (120) days (or such shorter period during which holders shall have sold all URSI Stock which they requested to be registered). URSI shall be obligated to effect only two (2) Demand Registrations for all Founding Stockholders, and the second request may not be made until at least one (1) year after the effective date of the registration statement for the first Demand Registration.

            Notwithstanding the foregoing paragraph, following such a demand a majority of the COMPANY's disinterested directors (i.e, directors who have not demanded or elected to sell shares in any such public offering) may postpone the filing of the registration statement for a thirty (30) day period beyond the period provided above.

            If at the time of any request by the Founding Stockholders for a Demand Registration URSI has fixed plans to file within sixty (60) days after such request a registration statement covering the sale of any of its securities in a public offering under the 1933 Act, no registration of the Founding Stockholders' URSI Stock shall be initiated under this Section 17.2 until ninety
(90) days after the effective date of such registration unless URSI is no longer proceeding diligently to effect such registration; provided that URSI shall provide the Founding Stockholders the right to participate in such public offering pursuant to, and subject to, Section 17.1 hereof.

            In addition, in the event that a STOCKHOLDER is required to indemnify URSI pursuant to Section 11 herein, and the amount of the indemnification obligation exceeds the amount of cash such STOCKHOLDER received from URSI on the date of the IPO plus the net proceeds received by such STOCKHOLDER from sales of URSI Stock received pursuant to Section 2.2 hereof prior to the time such claim is paid, such STOCKHOLDER may request in writing that URSI file a registration statement under the 1933 Act requesting such number of such STOCKHOLDER's shares of URSI Stock as is required to be sold to pay the difference between the cash proceeds and the amount of the indemnification obligation, plus legal and other expenses, including expenses of the offering, provided arrangements are made to URSI's reasonable satisfaction that the proceeds will be used solely for the purpose of such indemnification and the payment of related expenses and that arrangements are made to the reasonable satisfaction of URSI that the proceeds of such sale will be used solely for the purpose of such indemnification and the payment of related expenses, and that no such request may be made until after one hundred eighty
(180) days following the Closing Date without the consent of the managing underwriter.

      17.3 Registration Procedures. All expenses incurred in connection with the registrations under this Article 17 (including all registration, filing, qualification, legal, printer and accounting fees, but excluding underwriting commissions and discounts), other than a request pursuant to the last paragraph of Section 17.2, shall be borne by URSI. In connection with registrations under Sections 17.1 and 17.2, URSI shall (i) prepare and file with the SEC as soon as reasonably practicable, a registration statement with respect to the URSI Stock and use its best efforts to cause such registration to promptly become and remain effective for a period of at least one hundred twenty (120) days (or such shorter period during which holders shall have sold all URSI Stock which they requested to be registered); (ii) use its best efforts to register and qualify the URSI Stock covered by such registration statement under applicable state securities laws as the holders shall reasonably request for the distribution for the URSI Stock; and (iii) take such other actions as are reasonable and necessary to comply with the requirements of the 1933 Act and the regulations thereunder.

      17.4 Underwriting Agreement. In connection with each registration pursuant to Sections 17.1 and 17.2 covering an underwritten registered public offering, URSI and each participating holder agree to enter into a written agreement with the managing underwriters in such form and containing such provisions as are customary in the securities business for such an arrangement between such managing underwriters and companies of URSI's size and investment stature, including indemnification. In a registration under Section 17.1, the managing underwriters shall be selected by URSI (or, if required by a "demand" registration right of a stockholder requiring such registration, by such requiring stockholder), and in a registration under Section 17.2, may be selected by the holders of a majority of the shares that have demanded to be included in such registration pursuant to Section 17.2, provided the managing underwriters so selected by such majority are reasonably acceptable to URSI.

      17.5 URSI Stock. For the purposes of this Section 17, URSI Stock issued pursuant to this Agreement shall include shares issued as a stock dividend or stock split, or otherwise distributed by URSI to its stockholders without consideration, in respect of shares of URSI Stock previously issued pursuant to this Agreement.

      17.6 Availability of Rule 144. URSI shall not be obligated to register shares of URSI Stock held by any STOCKHOLDER at any time when the resale provisions of Rule 144(k) (or any similar or successor provision) promulgated under the 1933 Act are available to such STOCKHOLDER.

      17.7 Survival. The provisions of this Section 17 shall survive the Pre-Closing and Closing Date until December 31, 2001.

18. GENERAL.

      18.1 Cooperation. The COMPANY, STOCKHOLDERS and URSI shall each (i) attempt in good faith (without being required to incur unreasonable expense) to cause all conditions to actions to be taken on the Pricing Date and the Closing Date to be satisfied, and (ii) deliver or cause to be delivered to the other on the Pricing Date and Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments, and take such additional actions as can be taken without unreasonable expense, as any other may reasonably request for the purpose of carrying out this Agreement. The COMPANY will cooperate and use its reasonable efforts to have the present officers, directors and employees of the COMPANY cooperate with URSI on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

      18.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of URSI, and the heirs and legal representatives of the STOCKHOLDERS.

      18.3 Entire Agreement. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the

STOCKHOLDERS, the COMPANY and URSI and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms. Except as otherwise stated herein, this Agreement and the Annexes hereto may be modified or amended only by a written instrument executed by the STOCKHOLDERS, the COMPANY and URSI, acting through their respective officers, duly authorized by their respective Boards of Directors. Any disclosure made on any Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby.

      18.4 Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

      18.5 Brokers and Agents. Except as disclosed on Schedule 18.5, each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

      18.6 Expenses. Whether or not the transactions herein contemplated shall be consummated, (i) URSI will pay the fees, expenses and disbursements of URSI and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by URSI under this Agreement, including the fees and expenses of KPMG Peat Marwick LLP (including fees and expenses of such firm, if any, arising from services contemplated by Section 7.11) and Howard Rice, and the costs of preparing the Registration Statement, and (ii) the STOCKHOLDERS will pay from personal funds and not from COMPANY funds, the fees, expenses and disbursements of their counsel and accountants for the STOCKHOLDERS and the COMPANY incurred in connection with the subject matter of this Agreement or the Registration Statement. The STOCKHOLDERS shall pay all sales, use, transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement. The STOCKHOLDERS shall file all necessary documentation and Returns with respect to such Transfer Taxes. In addition, each STOCKHOLDER acknowledges that he, and not the COMPANY or URSI, will pay all taxes due upon receipt of the consideration payable to such STOCKHOLDER pursuant to Section 2 hereof. Notwithstanding the foregoing, any of the above fees, expenses or disbursements fairly attributable to the Company but payable by the

STOCKHOLDERS and incurred prior to the Pricing Date may be paid from COMPANY funds rather than from personal funds of the STOCKHOLDERS, provided that the STOCKHOLDERS provide to URSI, prior to the Pricing Date, a detailed statement setting forth the type and amount of all such fees, expenses or disbursements so paid, and, provided further, that the aggregate amount of same shall be deducted, on a dollar-for-dollar basis, from the amount of cash into which the COMPANY Stock shall be converted pursuant to Section 2.2 hereof. Notwithstanding the foregoing provisions of Section 18.6, URSI shall further pay or reimburse reasonable costs of counsel or co-counsel for the Company if and to the extent so mutually agreed in advance between URSI and such counsel, in circumstances where URSI believes it obtained or may have obtained a material benefit, in light of market conditions and other factors, by reason of such counsel or co-counsel expediting the transaction which is the subject of this Agreement and reducing the time required to complete this Agreement and the Other Agreements.

      18.7 Notices. All notices and other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to such party (in the case of a STOCKHOLDER) or to an officer, general partner, member or trustee of such party (in the case of parties other than STOCKHOLDERS).

            (a) If mailed to URSI addressed to it at:

                United Road Services, Inc.
                8 Automation Lane
                Albany, New York 12205
                Attn: Edward T. Sheehan, Chief Executive Officer

                with copies to:

                Howard, Rice, Nemerovski, Canady, Falk & Rabkin,
                A Professional Corporation
                3 Embarcadero Center, 7th Floor
                San Francisco, CA 94111-4065
                Attn: Daniel J. Winnike

            (b) If mailed to the STOCKHOLDERS, addressed to them at their addresses set forth on Annex II, with copies to such counsel as is set forth with respect to each STOCKHOLDER on such Annex II;

            (c) If mailed to the COMPANY, addressed to it at:

               Caron Auto Works, Inc.
               359 Burnham
               East Hartford, CT  06108
               Attn:  David A. Caron

               and marked "Personal and Confidential" with copies to:

               Thomas Sheridan, Esq.
               Dwyer Sheridan & Fitzgerald
               Box 537
               Glastonbury, CT  06033

or to such other address or counsel as any party hereto shall specify pursuant to this Section 18.7 from time to time. Notices mailed as specified above will be effective upon delivery to the specified address; notices by personal delivery will be effective upon actual receipt by the party or an officer, general partner, member or trustee of the party, as applicable.

      18.8 Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to laws concerning choice of law or conflicts of law. All disputes arising out of this Agreement or the obligations of the parties hereunder and initiated by any STOCKHOLDER or, prior to the Closing Date, the COMPANY, including disputes that may arise following termination of this Agreement, shall be subject to the exclusive jurisdiction and venue of the New York State courts of Albany County, New York (or, if there is federal jurisdiction, then the exclusive jurisdiction and venue of the United States District Court having jurisdiction over Albany County). All disputes arising out of this Agreement or the obligations of the parties hereunder and initiated by URSI or the Surviving Company, including disputes that may arise following termination of this Agreement,shall be subject to the exclusive jurisdiction and venue of the state court of general jurisdiction in Hartford County (or, if there is federal jurisdiction, then the exclusive jurisdiction and venue of the United States District Court having jurisdiction over Hartford County). The parties hereby consent to the personal and exclusive jurisdiction and venue of said courts.

      18.9 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties made herein, or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties until the applicable Expiration Date.

      18.10 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      18.11 Time. Time is of the essence with respect to this Agreement.

      18.12 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      18.13 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      18.14 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WITNESS:                                UNITED ROAD SERVICES, INC.


                                        By
-----------------------------------       -----------------------------------
                                        Name:
                                        Title:


WITNESS:                                STOCKHOLDERS:



-----------------------------------     -------------------------------------
                                        David A. Caron



-----------------------------------     -------------------------------------
                                        Richard J. Caron



-----------------------------------     -------------------------------------
                                        Barbara B. Caron

WITNESS:                                CARON AUTO WORKS, INC.


                                        By
-----------------------------------       -----------------------------------
                                        Name:
                                        Title:

                                     ANNEX I

                                 TO THAT CERTAIN
                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                           UNITED ROAD SERVICES, INC.,
                             CARON AUTO WORKS, INC.
                                       AND
                         THE STOCKHOLDERS NAMED THEREIN

                 CONSIDERATION TO FOUNDING COMPANY STOCKHOLDERS

                                     Part I

A. Aggregate fixed consideration to be paid to STOCKHOLDERS:

            1. $1,500,000 in cash.

            2. 125,000 shares of URSI Stock.

            3. At the midrange IPO initial public offering price of $12, the aggregate value of cash and URSI Stock would be $3,000,000.

            4. STOCKHOLDERS and the COMPANY will not be obligated to consummate the Merger if the aggregate value of cash and URSI Stock (valued at the IPO initial public offering price) is less than the Minimum Value of $2,812,500.

B. Fixed consideration to be paid to each STOCKHOLDER:

                                    Shares of Common
       Stockholder                    Stock of URSI                Cash

       David A. Caron                    112,500              $1,350,000

       Richard J. Caron                    6,250                  75,000

       Barbara B. Caron                    6,250                  75,000
                                         -------              ----------

TOTALS:                                  125,000              $1,500,000

C. Contingent (earnout) consideration to be paid to STOCKHOLDERS:

      1. If STOCKHOLDERS have the right to be paid contingent consideration and Year 1 Excess Revenues are greater than zero, then:

            a. Two and one-half percent (2.5%) of Year 1 Excess Revenues will be paid to STOCKHOLDERS on or about the Year 1 Payout Date.

            b. Two and one-half percent (2.5%) of Year 1 Excess Revenues will be paid to STOCKHOLDERS on or about the Year 2 Payout Date, provided that Year 2 Actual Revenues are equal to or greater than Year 1 Actual Revenues.

            c. Two and one-half percent (2.5%) of Year 1 Excess Revenues will be paid to STOCKHOLDERS on or about the Year 3 Payout Date, provided that Year 3 Actual Revenues are equal to or greater than Year 1 Actual Revenues.

            d. Two and one-half percent (2.5%) of Year 1 Excess Revenues will be paid to STOCKHOLDERS on or about the Year 4 Payout Date, provided that Year 4 Actual Revenues are equal to or greater than Year 1 Actual Revenues.

            e. Two and one-half percent (2.5%) of Year 1 Excess Revenues will be paid to STOCKHOLDERS on or about the Year 5 Payout Date, provided that Year 5 Actual Revenues are equal to or greater than Year 1 Actual Revenues.

      2. If STOCKHOLDERS have the right to be paid contingent consideration and Year 2 Excess Revenues are greater than zero, then:

            a. Two and one-half percent (2.5%) of Year 2 Excess Revenues will be paid to STOCKHOLDERS on or about the Year 2 Payout Date.

            b. Two and one-half percent (2.5%) of Year 2 Excess Revenues will be paid to STOCKHOLDERS on or about the Year 3 Payout Date, provided that Year 3 Actual Revenues are equal to or greater than Year 2 Actual Revenues.

            c. Two and one-half percent (2.5%) of Year 2 Excess Revenues will be paid to STOCKHOLDERS on or about the Year 4 Payout Date, provided that Year 4 Actual Revenues are equal to or greater than Year 2 Actual Revenues.

            d. Two and one-half percent (2.5%) of Year 2 Excess Revenues will be paid to STOCKHOLDERS on or about the Year 5 Payout Date, provided that Year 5 Actual Revenues are equal to or greater than Year 2 Actual Revenues.

      3. If STOCKHOLDERS have the right to be paid contingent consideration and Year 3 Excess Revenues are greater than zero, then:

            a. Two and one-half percent (2.5%) of Year 3 Excess Revenues will be paid to STOCKHOLDERS on or about the Year 3 Payout Date.

            b. Two and one-half percent (2.5%) of Year 3 Excess Revenues will be paid to STOCKHOLDERS on or about the Year 4 Payout Date, provided that Year 4 Actual Revenues are equal to or greater than Year 3 Actual Revenues.

            c. Two and one-half percent (2.5%) of Year 3 Excess Revenues will be paid to STOCKHOLDERS on or about the Year 5 Payout Date, provided that Year 5 Actual Revenues are equal to or greater than Year 3 Actual Revenues.

      4. If STOCKHOLDERS have the right to be paid contingent consideration and Year 4 Excess Revenues are greater than zero, then:

            a. Two and one-half percent (2.5%) of Year 4 Excess Revenues will be paid to STOCKHOLDERS on or about the Year 4 Payout Date.

            b. Two and one-half percent (2.5%) of Year 4 Excess Revenues will be paid to STOCKHOLDERS on or about the Year 5 Payout Date, provided that Year 5 Actual Revenues are equal to or greater than Year 4 Actual Revenues.

      5. If STOCKHOLDERS have the right to be paid contingent consideration and Year 5 Excess Revenues are greater than zero, then:

            a. Two and one-half percent (2.5%) of Year 5 Excess Revenues will be paid to STOCKHOLDERS on or about the Year 5 Payout Date.

      6. For purposes of calculating the contingent consideration:

            a. "Revenues" means that portion of the aggregate revenues reported by URSI for a fiscal year that are generated by operations acquired by

URSI by means of the Merger and operations acquired by URSI by means of the Merger transaction described in that certain Agreement and Plan of Reorganization between URSI, David A. Caron and Caron Auto Brokers, Inc. (the "CAB Merger"), provided that revenues reported by URSI for fiscal year 1998 will be adjusted to reflect revenues of COMPANY and Caron Auto Brokers, Inc. from January 1, 1998 until the Closing Date.

            b. "Year 1 Actual Revenues" means Revenues for fiscal year 1998.

            c. "Year 2 Actual Revenues" means Revenues for fiscal year 1999.

            d. "Year 3 Actual Revenues" means Revenues for fiscal year 2000.

            e. "Year 4 Actual Revenues" means Revenues for fiscal year 2001.

            f. "Year 5 Actual Revenues" means Revenues for fiscal year 2002.

            g. "Year 1 Target Revenues" means $7,200,000.

            h. "Year 2 Target Revenues" means the greater of (i) 110% of Year 1 Actual Revenues or (ii) 110% of Year 1 Target Revenues.

            i. "Year 3 Target Revenues" means the greater of (i) 110% of Year 2 Actual Revenues or (ii) 110% of Year 2 Target Revenues.

            j. "Year 4 Target Revenues" means the greater of (i) 110% of Year 3 Actual Revenues or (ii) 110% of Year 3 Target Revenues.

            k. "Year 5 Target Revenues" means the greater of (i) 110% of Year 4 Actual Revenues or (ii) 110% of Year 4 Actual Revenues.

            l. "Year 1 Excess Revenues" means the excess, if any, of Year 1 Actual Revenues over Year 1 Target Revenues. If Year 1 Target Revenues are equal to or greater than Year 1 Actual Revenues, Year 1 Excess Revenues are zero.

            m. "Year 2 Excess Revenues" means the excess, if any, of Year 2 Actual Revenues over Year 2 Target Revenues. If Year 2 Target Revenues are equal to or greater than Year 2 Actual Revenues, Year 2 Excess Revenues are zero.

            n. "Year 3 Excess Revenues" means the excess, if any, of Year 3 Actual Revenues over Year 3 Target Revenues. If Year 3 Target Revenues are equal to or greater than Year 3 Actual Revenues, Year 3 Excess Revenues are zero.

            o. "Year 4 Excess Revenues" means the excess, if any, of Year 4 Actual Revenues over Year 4 Target Revenues. If Year 4 Target Revenues are equal to or greater than Year 4 Actual Revenues, Year 4 Excess Revenues are zero.

            p. "Year 5 Excess Revenues" means the excess, if any, of Year 5 Actual Revenues over Year 5 Target Revenues. If Year 5 Target Revenues are equal to or greater than Year 5 Actual Revenues, Year 5 Excess Revenues are zero.

            q. "Year 1 Payout Date" means thirty days (30) days after URSI announces its revenues and earnings for fiscal year 1998.

            r. "Year 2 Payout Date" means thirty days (30) after URSI announces its revenues and earnings for fiscal year 1999.

            s. "Year 3 Payout Date" means thirty (30) days after URSI announces its revenues and earnings for fiscal year 2000.

            t. "Year 4 Payout Date" means thirty (30) days after URSI announces its revenues and earnings for fiscal year 2001.

            u. "Year 5 Payout Date" means thirty (30) days after URSI announces its revenues and earnings for fiscal year 2002.

      7. URSI will be entitled to make decisions that impact Revenues, including without limitation decisions regarding the allocation and non-allocation of capital and other resources, decisions regarding business that will be accepted or rejected, personnel decisions including decisions to lay off employees, and decisions to shut down or downsize operations, all without making any offsetting adjustments to Revenues or contingent consideration, provided only that such decisions are made in a good faith effort to maximize total return to the shareholders of URSI to the extent that the same can be realized without undue risk and in compliance with applicable laws.

      8. If the fiscal year of URSI is changed or operations acquired by URSI by means of the Merger or the CAB Merger are sold, a reasonable adjustment will be made to these provisions so that the contingent consideration paid to STOCKHOLDERS will be approximately the same as it would have been if the fiscal year had not been changed or the sale had not been made, as applicable.

      9. The contingent consideration will be paid in URSI Stock, without interest (even though interest may be imputed for purposes such as income taxes).

      10. For purposes of determining the number of shares of URSI Stock to be paid as contingent consideration, URSI Stock will be valued at Fair Market Value as of the trading day the day before the contingent consideration is paid. "Fair Market Value" of the URSI Stock as of a date means the market price per share of such Shares determined by the Board of Directors of URSI as follows: (a) if the URSI Stock is traded on a stock exchange on the date in question, then the Fair Market Value will be equal to the closing price reported by the applicable composite-transactions report for such date; (b) if the URSI Stock is traded over-the-counter on the date in question and is classified as a national market issue, then the Fair Market Value will be equal to the last-transaction price quoted by the NASDAQ system for such date; (c) if URSI Stock is traded over-the-counter on the date in question but is not classified as a national market issue, then the Fair Market Value will be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system for such date; and (d) if none of the foregoing provisions is applicable, then the Fair Market Value will be determined by the Board of Directors of URSI in good faith on such basis as it deems appropriate.

      11. Despite anything to the contrary in this Annex I or elsewhere in the Agreement, the total number of shares of URSI Stock issued to STOCKHOLDERS as contingent consideration will not exceed the total number of shares of URSI Stock issued to STOCKHOLDERS as fixed consideration, and contingent consideration will be reduced to the extent (if any) necessary so that this limitation will not be exceeded.

      12. Any dispute concerning the amount of contingent consideration or the number of shares of URSI Stock to be paid will be finally determined by the independent certified public accountants engaged by URSI to audit the financial statements of URSI for its most recently completed fiscal year.

      13. The right to be paid contingent consideration is personal and cannot be assigned by any STOCKHOLDER without the consent of URSI except upon the death of the STOCKHOLDER.

      14. The contingent consideration is not in any way dependent upon any STOCKHOLDER being or remaining employed by URSI.

D. Contingent consideration (if any) to be paid to each STOCKHOLDER in the following proportions:

                        STOCKHOLDER             Percentage

                        David A. Caron                 90%
                        Richard J. Caron                5%
                        Barbara B. Caron                5%
                                                      ---

                                   Total:             100%

                                     Part II

Aggregate fixed consideration to be paid to the stockholders of each Other
Company:

                                                                   Percentage of
                                                 Percentage of         Fixed
                                   Total             Fixed         Consideration
                                Shares of        Consideration     to be paid in
                               Common Stock       to be paid       Common Stock
    Other Company                of URSI            in Cash           of URSI

Absolute Towing and
Transporting, Inc.               297,267               50%               50%

ASC Transportation
Services                         137,554               50%               50%

Caron Auto Brokers,
Inc.                             125,000               50%               50%

Falcon Towing and
Auto Delivery, Inc.              356,850               50%               50%

Keystone Towing                  377,624               50%               50%

Northland Auto
Transporters, Inc.               588,435               50%               50%

Northland Fleet
Leasing Company                  103,842               50%               50%

Silver State Tow &
Recovery, Inc.                   156,043               50%               50%

Smith-Christensen
Enterprises, Inc.                485,750               47%               53%

Total Shares                   2,628,365